Exhibit 10.21

LEASE AGREEMENT

LANDLORD:

Somerset Holmdel Development I Urban Renewal, L.P.

101 Crawfords Corner Road

Holmdel, NJ 07733

TENANT:

Acacia Communications, Inc.

Three Clock Tower Place, Suite 100

Maynard, MA 01754

PREMISES:

Building 1, Floor 4, Suite 1-406

Bell Works

101 Crawfords Corner Road

Holmdel Township, Monmouth County, NJ

i

EXHIBIT LIST

EXHIBIT “A”:	Floor Plan of Premises and Reservation Space
EXHIBIT “B”:	Landlord’s Base Building and Core Improvements Work
EXHIBIT “B-1”	Building Standard Work Letter
EXHIBIT “C”:	Confirmation Agreement
EXHIBIT “D”:	Tax Projections
EXHIBIT “E”:	Office Cleaning Specifications and Frequencies
EXHIBIT “F”:	Rules and Regulations
EXHIBIT “G”:	Building Security
EXHIBIT “H”	Storage Space

ii

LEASE AGREEMENT

THIS AGREEMENT OF LEASE (“Lease”) made this      day of March, 2016, by Somerset Holmdel Development I Urban Renewal, L.P., a New Jersey Limited Partnership with an address of 101 Crawfords Corner Road, Holmdel, NJ 07733 (“Landlord”) and Acacia Communications, Inc., a Delaware corporation with an address of Three Clock Tower Place, Suite 100, Maynard, MA 01754 (“Tenant” and collectively with Landlord, the “Parties”).

ARTICLE 1. LEASE OF PREMISES

1.1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the space depicted on Exhibit “A” (“Premises”) that is located in the Building (as hereinafter defined in Section 1.2 below) for the Term (as hereinafter defined in Section 2.1 below) upon the conditions provided in this Lease.

1.2. The Premises is located on the 4th floor in “building 1” of that certain mixed use building known as “Bell Works” (“Building”) having an address of 101 Crawfords Corner Road, Holmdel Township, Monmouth County, New Jersey and containing approximately 1,182,729 rentable square feet of office space, as same may be adjusted by Landlord from time to time. The Building, the parcel(s) of real estate upon which the Building is located (“Land”), and any other improvements located on the Land, are collectively referred to in this Lease as the “Project.”

1.3. As used in this Lease, “Rentable Area of the Premises” means the sum of (i) the total number of square feet contained in the areas on the 4th floor of “building 1” (“Fourth Floor Space”) as shown on Exhibit “A”, computed in accordance with “Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1-2010)” by measuring from the prominent inside face of the exterior Building wall to the inside face of the opposite atrium facing wall to the inside face of all vertical penetrations excluding all existing and new electrical closets and mechanical except those along the perimeter of the Premises that separates the Premises from the perimeter corridors, plus (ii) an appropriate adjustment of a 20% loss factor for the share of the Building that is used for public corridors including without limitation, the concourse areas, public toilets, air-conditioning rooms, fan rooms, janitor’s closets, electrical closets, telephone closets, storage closets, mechanical rooms, elevator shafts, loading areas, flues, stacks, pipe shafts and vertical ducts with their enclosing walls (“Loss Factor”) allocable to the Fourth Floor Space. In computing the Rentable Area of the Premises and the Rentable Area of the Building, no deduction will be made for columns and projections necessary for the structural integrity of the Building and the measurements provided to Landlord by Landlord’s will be conclusive and binding upon Landlord and Tenant. Subject to measurements by Landlord’s architect, the Rentable Area of the Premises is 26,193 square feet.

1.4. Tenant, its employees, agents, contractors, and invitees will have the right, in common with Landlord and other tenants of the Project, and their employees, agents, contractors, and invitees, to use the Common Areas (as hereinafter defined). As used in this Lease, “Common Areas” means those Project areas, structures, parking areas, access driveways, roadways, sidewalks, plazas, landscaped areas, traffic lights, storm drainage facilities, sanitary sewer, domestic and fire water systems, fire protection installations, electric power and telephone cables and lines and other utility connections, facilities and other improvements (above and below ground) which now exist or hereafter are constructed on the Land for use in common by

Landlord, Tenant, and other tenants located in other buildings which are part of the Project, and those Building areas, structures, entrances, exits, lobbies, elevators, stairwells, hallways, chases and conduits, risers, utility closets and facilities and other improvements which now exist or hereafter are constructed in the Building for use in common by Landlord and tenants of the Building.

1.5. Landlord represents to Tenant that as of the Commencement Date (a) the Building and the Premises are in material compliance with all applicable zoning, land use and environmental laws and agreements and the requirements of all easement and encumbrance documents, if any; (b) the uses of the Premises as expressly set forth in Section 6.1 of this Lease are permitted as of right pursuant to applicable municipal zoning laws at the Project; (c) Landlord holds fee simple title to the Land and Building, subject to no mortgage or ground lease; (d) Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; and (e) no other party has any possessory right to the Premises.

ARTICLE 2. TERM

2.1. The term (“Term”) of this Lease will commence on the Commencement Date (as hereinafter defined in Section 2.2 below) and expire on the Expiration Date (as hereinafter defined in Section 2.3 below), unless sooner terminated as provided in this Lease.

2.2. The “Commencement Date” of this Lease will be the date upon which Landlord delivers possession of the Premises to Tenant (“Delivery of Possession”). Delivery of Possession will be the earlier of (i) the day upon which Tenant commences business in the Premises, or (ii) the later of (a) September 1, 2016 or (b) the day upon which Landlord issues a letter or certification that work to be performed by Landlord pursuant to Exhibit “B” and Exhibit “B-1” attached to this Lease and Tenant’s Work, as defined in Section 20.1(F) of this Lease (collectively, “Landlord’s Work”) has been completed except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done which would not materially interfere with Tenant’s permitted use of the Premises and receipt of a certificate of occupancy (or local equivalent) issued for Landlord’s Work permitting full use of the Premises. Landlord will use commercially reasonable efforts to so complete such Landlord’s Work and issue such certification on or before September 1, 2016, subject to delay attributable to damage by fire or other casualty, Force Majeure (as defined in Section 5.6(a) of this Lease), and/or Tenant Delays (as defined in Section 20.1(D) of this Lease); provided, however, that if Landlord does not so complete Landlord’s Work, issue such certification and deliver the Premises to Tenant by October 1, 2016, subject to delay attributable to damage by fire or other casualty, Force Majeure and/or Tenant Delays then (a) for each day thereafter until such time as the Premises are delivered to Tenant with such Landlord’s Work completed as required hereunder and such certification issued, Tenant will receive a rent credit equal to 1 day’s Fixed Rent, and (b) if Landlord for any reason does not so complete such Landlord’s Work, issue such certification and deliver the Premises to Tenant by January 1, 2017, subject to delay attributable to damage by fire or other casualty, Force Majeure and/or Tenant Delays, then Tenant may, at any time thereafter but prior to the date on which such Land lord’s Work is so completed, such certification issued and the Premises delivered to Tenant, cancel this Lease by giving written notice of such cancellation to Landlord.

2.3. The “Expiration Date” of this Lease will be at 11:59 p.m. on the last day of the 60th full calendar month following the Commencement Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

2.4. Once established the Commencement Date, Expiration Date and other pertinent matters will be confirmed by Landlord and Tenant by execution of the Confirmation Agreement attached hereto at Exhibit “C”, and by this reference is hereby made a part hereof, which Confirmation Agreement will be executed by Landlord and Tenant within 30 days of the occurrence of the Commencement Date; however, the enforceability of this Lease will not be affected should either party fail or refuse to execute the Confirmation Agreement.

2.5. Notwithstanding anything in Section 2.2 of this Lease to the contrary, if a fitness center, shared conferencing facility, and food service are not operating in the Building on the Commencement Date, commencing on the Commencement Date, Fixed Rent (as defined in Section 3.1 of this Lease) will abate on a day for day basis until the date the aforementioned services are operating in the Building. The rent abatement provided for in this Section 2.5 will be in addition to the Rent Credit (as defined in Section 3.6 of this Lease) and any credit for late delivery as provided in Section 2.2 of this Lease. If the fitness center offers a membership discount to tenants of the Building which is less than 10% off of the regularly priced membership, Landlord will make available to Tenant, for minimal charge, a fitness facility consisting of not less than 4,000 square feet in the Building.

ARTICLE 3. FIXED RENT

Tenant agrees to pay to Landlord or Landlord’s assignee or designee promptly when due, without notice or demand and without counterclaim, deduction or setoff of any kind or amount for any reason whatsoever, and continuing to and including the last day of the Term annual fixed rent (“Fixed Rent”) payable in equal monthly installments, in advance on the first day of each and every calendar month of the Term of this Lease in lawful money of the United States of America as more particularly set forth below:

INITIAL TERM LEASE YEARS	ANNUAL FIXED RENT	MONTHLY INSTALLMENTS	FIXED RENT (per rentable square foot (“RSF”))
1	$615,535.50	$51,294.63	$23.50
2	$628,632.00	$52,386.00	$24.00
3	$641,728.50	$53,477.38	$24.50
4	$654,825.00	$54,568.75	$25.00
5	$667,921.50	$55,660.13	$25.50

If the Rentable Area of the Premises is other than 26,193 square feet, the above chart will be revised accordingly and the Parties will sign an amendment to this Lease memorializing the amount of Fixed Rent.

3.1. Tenant will pay Landlord the first installment of Fixed Rent and Storage Space Rent (as defined in Section 37.3 of this Lease) simultaneously with the delivery of an executed Lease to Landlord.

3.2. Unpaid Rent (as hereinafter defined in Section 4.1(G) below) will bear interest at 2% above the prime rate then most recently announced by Citibank, N.A. as its corporate base lending rate, from time to time announced, but in no event higher than the maximum rate permitted by law (“Default Rate”) from the date due until paid.

3.3. If the option set forth in Article 28 of this Lease is exercised by Tenant, all Fixed Rent and Additional Rent (as hereinafter defined in Section 4.1(A) below) payable pursuant to this Lease will continue to be paid by Tenant as set forth in this Lease.

3.4. Tenant will mail Rent payments to Landlord at the following address: Somerset Holmdel Development I Urban Renewal, L.P., 101 Crawfords Corner Road, Holmdel, NJ 07733 or to such other place or to such other party as Landlord may from time to time designate in a written notice to Tenant.

3.5. Provided that (i) Tenant is then in actual physical possession of the entire Premises and (ii) Tenant is not then in Default (as hereinafter defined in Section 10.1 below), Tenant will be granted a credit in the amount of 100% of Fixed Rent otherwise payable by Tenant for months 2 - 4, 13, and 14 during the Term (individually and collectively, the “Rent Credit”) as follows:

Month(s)	Monthly Amount of Rent Credit	Total Amount of Rent Credit
2 - 4	$51,294.63	$153,883.89
13 - 14	$52,386.00	$104,772.00
		$258,655.89

In addition, during the period that the Rent Credit applies Tenant will be responsible for Tenant’s electric charges under Section 5.3 of this Lease, Tenant’s Share (as defined in Section 4.1(I) of this Lease) of any the costs set forth in Article 4 of this Lease above the applicable Base Period (as defined in Section 4.1(B) of this Lease) and the Tax Charge (as defined in Section 4.1(C) of this Lease.

ARTICLE 4. ADDITIONAL RENT

4.1. As used in this Lease, the following terms have the following meanings:

(A) “Additional Rent” means all charges, costs, and expenses set forth in this Lease other than Fixed Rent and Storage Space Rent.

(B) “Base Periods” means:

1.	Base Operating Expenses: Those Operating Expenses incurred during Calendar Year 2016.

2.	Base Taxes: As defined in Section 4.2(C) below.

3.	Base Insurance Cost: Those insurance costs incurred during Calendar Year 2016.

4.	Base Utility and Energy Costs: Those utility and energy costs incurred during Calendar Year 2016.

(C) “Insurance Costs” means all fire and all other insurance costs incurred by Landlord in connection with its operation and maintenance of the Project for any calendar year or partial calendar year, during the Term.

(D) “Lease Year” means with respect to the first Lease Year, the 12-month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and thereafter, each subsequent 12 month, or shorter, period until the Expiration Date.

(E) “Operating Expenses” means all of Landlord’s direct costs and expenses of operating, managing, maintaining, repairing, replacing and insuring the common areas of the Project, including but not limited to parking areas, sidewalks, landscaping, and lighting in accordance with generally accepted accounting principles or other recognized accounting practices, consistently applied, but which may be altered from time to time; provided, however, that (i) management fees will not exceed 2% of the total annual gross rent received by Landlord, (ii) [notwithstanding anything to the contrary contained in this Lease, other than as provided below in Section 4.1(E)(b) of this Lease with respect to capital expenditures required for compliance with laws first in effect after the Commencement Date, no capital expenditures will be included in Operating Expenses, and (iii) Operating Expenses will not include:

(a)	any ground or underlying lease rental, and any bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Project;

(b)	other than as expressly permitted above with respect to capital expenditures required for compliance with laws first in effect after the Commencement Date, costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles except for capital expenditures expressly permitted above with respect to capital expenditures required for compliance with laws first in effect after the Commencement Date, , in which case such costs will be capitalized and amortized over their useful life determined in accordance with generally accepted accounting principles;

(c)	rentals for items which if purchased, rather than rented, would constitute a capital cost;

(d)	costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;

(e)	reserves for future expenses;

(f)	advertising and promotional expenditures, and marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building or Project;

(g)	costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building or Project;

(h)	expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly;

(i)	costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building or Project;

(j)	management fees paid or charged by Landlord in connection with the management of the Building or Project other than the 2% set forth in this Section 4.1(E) above;

(k)	salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event will Operating Expenses include salaries and/or benefits attributable to personnel above the level of property manager;

(l)	rent for any office space occupied by Building or Project management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Project;

(m)	amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building or Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(n)	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or its affiliates;

(o)	services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant, fitness center and garage operations for the Building or Project, and any replacement garages and any shuttle services;

(p)	costs incurred in connection with upgrading the Building or Project to comply with laws, rules, regulations and codes in effect prior to the Commencement Date and costs to repair any latent defects;

(q)	costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or Project or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;

(r)	costs arising from Landlord’s charitable or political contributions and costs for sculpture, paintings or other art objects;

(s)	costs for or arising from the removal, remediation, management or containment of any hazardous materials or substances or mold in the Building or Project existing prior to the Commencement Date or any hazardous materials or substances placed in, on, or under the Building or Project by Landlord or any other tenant; and

(t)	Landlord’s general corporate overhead and general and administrative expenses and any costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including but not limited to accounting and legal matters not pertaining to the operation of the Project, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or Project, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building or Project management, or between Landlord and other tenants or occupants.

(F) “Real Property” means the Building, the Land, any other improvements located on the Land, exclusive of personal property.

(G) “Rent” means Fixed Rent, Storage Space Rent, and Additional Rent.

(H) “Taxes” means all taxes, assessments, general and special, ordinary as well as extraordinary, charges, levies and impositions or payments required to be made in lieu thereof, presently or hereinafter in effect, which are or may be made liens upon or against the Building, the Land, or both and which are allocable to the Term.

(I) “Tenant’s Share” means 2.22%, which represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building, as may be adjusted from time to time during the Term.

4.2. Commencing on the Commencement Date, Tenant will pay to Landlord, in addition to the Fixed Rent, Tenant’s Share, of the increased cost to Landlord, for each of the categories enumerated in this Section 4.2, over the cost thereof in the applicable Base Period:

(A) Operating Expense Escalation – If the Operating Expenses incurred for the Building and the Property for any calendar year or partial Lease Year during the Lease Term are greater than the Operating Expenses during the Base Period for Operating Expenses (adjusted proportionately for periods less than a calendar year), grossed up to reflect a 95% occupied Building provided that such adjustment will only be made with respect to those items that are in fact affected by variations in occupancy levels, Tenant will pay to Landlord, as Additional Rent, Tenant’s Share of all such excess Operating Expenses.

(B) Fuel, Utilities and Electric Cost Escalation – If the utility and energy costs, for the Building and the Property for any calendar year or partial calendar year, during the Term, are greater than the Base Utility and Energy Costs (adjusted proportionately for periods less than a calendar year), incurred during the Base Period, Tenant will pay to Landlord as Additional Rent, Tenant’s Share of all such excess Utility and Energy Costs.

(C) Tax Escalation – A portion of the Fixed Rent payable by Tenant under this Lease includes an allocation for Taxes. The Township of Holmdel (“Township”) has approved a long term tax exemption pursuant to the Long Term Tax Exemption Law, N.J.S.A. 40A:20-1 et seq., for the Building, whereby in accordance with that certain June 17, 2014 Financial Agreement (“Agreement”) by and between Township and Landlord, Township will accept an annual service charge, which charge includes an administrative fee, in lieu of real property taxes paid by Landlord to Township. For such period of time during the Term in which the Agreement is in effect, Tenant will pay Landlord, as Additional Rent, an amount (“Tax Charge”) equal to difference between Tenant’s annual service charge (“Tenant’s ASC”) (as hereinafter defined) and the Base Tax (as hereinafter defined). In no event will the Tax Charge be less than the Base Tax. The Tax Charge will be billed quarterly by Landlord. For reference only, a copy of Tenant’s tax projections is attached as Exhibit “D”.

1.	“Base Tax” means the amount equal to the product of the annual Fixed Rent and Storage Space Rent payable by Tenant under this Lease for calendar year 2016 (adjusted proportionately for periods less than a calendar year and excluding any “free-rent” or “rent credit” provided by Landlord) multiplied by initial PILOT Rate under the Agreement, i.e., 10.25%. By way of example and not of limitation, if the Rentable Area of the Premises is 26,193 square feet and the Storage Space (as defined in Section 37.1 of this Lease) consists of 400 RSF, the Base Taxes would be $63,707.39 [$615,535.50 (26,193 RSF x $23.50 per RSF) + $6,000.00 (400 RSF x $15.00 per RSF) = $621,535.50; $621,535.50 x 10.25% = $63,707.39].

2.	“Tenant’s ASC” means the amount equal to the product of the annual Fixed Rent and Storage Space Rent payable by Tenant under this Lease for each calendar year during the Term subsequent to calendar year 2016 multiplied by the PILOT Rate pursuant to the Agreement for the year in question. By way of example and not of limitation, if the PILOT Rate is 10.25% and Tenant pays to Landlord $654,825.00 [26,193 RSF x $25.00 per RSF] in Fixed Rent and $6,000.00 [400 RSF x $15.00 per RSF] in Storage Space Rent for calendar year 2020, Tenant’s ASC would be $67,734.56 [$660,825.00 (654,825.00 + $6,000.00) x 10.25%] and Tenant’s portion of Taxes due and payable to Landlord, as Additional Rent, for calendar year 2020 would be $4,027.17 [$67,734.56 - $63,707.39].

For such period of time during the Term in which the Agreement is not in effect, if the Taxes for the Real Property for any calendar year or partial calendar year, during the Term are greater than the calendar year 2016 Taxes (adjusted proportionately for periods less than a calendar year), then Tenant will pay to Landlord as Additional Rent, Tenant’s Share of all such excess Taxes.

(D) Insurance Cost Escalation – If the Insurance Costs for any calendar year or partial calendar year during the Term are greater than the Insurance Costs for the applicable Base Period, (adjusted proportionately for periods less than a calendar year), Tenant will pay to Landlord as Additional Rent for each calendar year or partial calendar year commencing from and after the said Base Period, Tenant’s Share of such excess Insurance Costs.

4.3. Landlord will maintain books of account which will be open to Tenant and its representatives at all reasonable times so that Tenant can determine that such Operating, Fuel, Utilities and Electric, Insurance and Tax Costs have, in fact, been paid or incurred. Tenant’s representatives will mean only (i) Tenant’s employees or (ii) a Certified Public Accounting firm, and neither Tenant’s employees nor any Certified Public Accounting firm will be permitted to perform such inspection and/or audit on a contingency basis or for any other tenant in the Project. At Landlord’s request, Tenant and/or Tenant’s Certified Public Accounting firm will execute a confidentiality agreement reasonably acceptable to Landlord and the other party thereto prior to any examination of Landlord’s books and records. If Tenant disputes any one or more of such charges, Tenant will attempt to resolve such dispute with Landlord, provided that if such dispute is not satisfactorily settled between Landlord and Tenant within 30 days, then upon request of either party, the dispute will be referred to an independent certified public accountant to be mutually agreed upon to arbitrate the dispute, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, which will jointly share any cost of such arbitration. Pending resolution of the dispute, Tenant will pay to Landlord the sum so billed by Landlord, subject to its ultimate resolution as set forth above. The arbitration mechanism set forth above will be the sole process available to resolve such disputes.

4.4. Tenant may dispute any such charge under this Article 4 for a period of 9 months after such charge is billed to Tenant, and Tenant specifically waives any right to dispute any such charge any time after the expiration of the aforementioned 9-month period.

ARTICLE 5. LANDLORD’S GENERAL SERVICES

5.1. So long as this Lease is in full force and effect and Tenant has paid all Rent then due, Landlord will furnish the following services:

(A) heat and air-conditioning in the Premises, Monday through Friday from 8:00 A.M. to 6:00 P.M., Saturday, from 8:00 A.M. to 1:00 P.M., excluding National Holidays (as hereinafter defined in Section 5.1(C) below, as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business operations, subject to compliance with all applicable mandatory laws and provided that Tenant’s use of heat generating machines or equipment does not exceed the limits established by Landlord and provided that the Tenant’s occupancy or electrical load does not exceed the Building standards thereby affecting the temperature otherwise maintained by the air-cooling system;

(B) tempered and cold water for use in lavatories in common with other tenants from the regular supply of the Building. Tenant will pay Landlord at rates fixed by Landlord (not to exceed Landlord’s cost), charges for all water furnished to the Premises for other purposes if, based on a survey conducted by Landlord and/or Landlord’s consultant Landlord determines that Tenant’s use of water is disproportionate to the water use of other tenants in the Building;

(C) customary cleaning and janitorial services in the Premises Monday through Friday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays designated by the Federal Government from time to time (“National Holidays”), in accordance with the specifications attached to this Lease as Exhibit “E”; provided, however, that Landlord will not furnish cleaning and janitorial services for the laboratory portion of the Premises (consisting of approximately 9,000 square feet) and Tenant will furnish, at its sole cost and expense, such services for the laboratory portion of the Premises.

(D) access to the Premises 24 hours per day, 7 days per week, 365 days per year; and

(E) a minimum of 5.5 watts per usable square foot will be available in the Premises.

5.2. Landlord will provide access control services consistent with such services in comparable buildings. Such services will include a monitored card or key access system (with Tenant to receive, at Tenant’s expense, the number of cards and/or keys required by Tenant for its personnel) and the hiring of 24-hour a day, 7 days a week, 365 days a year on-site access control personnel. During the Term, Landlord will provide security for the Building substantially as depicted on Exhibit “G”. Notwithstanding anything to the contrary contained in this Lease, Landlord will not be liable for, and Landlord is hereby released from any responsibility for, any damage either to person or property (specifically including any damage or injury resulting from a criminal or terrorist attack) sustained by Tenant incurred in connection with or arising from any acts or omissions of such access control personnel or services. Subject to Article 8 and Article 11 of this Lease, Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises; provided, however, that Tenant will coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with Landlord’s access control services and the Building systems and to the extent that Tenant’s Security System is not compatible with Landlord’s access control services and the Building systems, as Landlord determines in its sole discretion, Tenant will not be entitled to install or operate Tenant’s Security System. Tenant will be solely responsible, at Tenant’s sole cost and expense, for the monitoring, maintenance, operation, and removal of Tenant’s Security System.

5.3. Tenant agrees to pay, as Additional Rent, but without mark-up to charges by third parties to Landlord, for electricity service usage by Tenant in the Storage Space and the Premises including, but not limited to, lighting, electric appliances, adding machines, computers or other office equipment, and the Supplemental Cooling System (as hereinafter defined in Section 34.1(A) of this Lease). Landlord, at its cost, will install, meter(s) or submeter(s), as applicable, to measure consumption of electricity at the Premises. Bills will be rendered from time to time in accordance with this provision (but no less frequently than every 3 months, and Tenant will not be obligated to pay any charges for a period for which the bill was not delivered to Tenant within 9 months of the end of such period) and the amount will be due and payable at the same time as the next following monthly installment of Fixed Rent. The cost of such electricity will be calculated by Landlord and billed to Tenant based on the readings of the applicable meters or submeters. Tenant covenants and agrees that at all times its use of electric current will never exceed the capacity of existing feeders to the Building or the risers or wiring installation. Any riser or risers to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or Premises, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. Tenant also agrees to purchase from Landlord or its agents at competitive prices fixed by Landlord for all tenants in the Building all lamps, bulbs, ballasts and starters used in the Premises. Tenant will make no alterations or additions to the electric equipment or systems without the prior written consent of Landlord in each instance.

5.4. At Tenant’s request, Landlord will furnish additional quantities of any of the services or utilities specified in Section 5.1, if Landlord can reasonably do so, on the terms set forth herein. Tenant will deliver to Landlord a written request for such additional services or utilities prior to 2:00 P.M. on Monday through Friday (except National Holidays) for service on those days, and prior to 2:00 P.M. on the last business day prior to Saturday, Sunday or a National Holiday. For additional services or utilities requested by Tenant and furnished by Landlord, Tenant will pay to Landlord as a charge therefor Landlord’s prevailing published rates for such services and utilities (notwithstanding the provisions of this sentence the charge for additional HVAC service will be $100.00 per hour (or any portion thereof) per unit, subject, however, to adjustment for any increases in utility rates that may occur from time to time. If Tenant fails to make any such payment, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of the additional services.

5.5. Except as to Landlord’s Work as related to Tenant’s initial occupancy of the Premises, all telephone and electric connections which Tenant desires must first be approved, by Landlord in writing, before the same are installed, such approval not to be unreasonably withheld, and the location of all wires and the work in connection therewith will be performed by contractors reasonably approved by Landlord. Landlord reserves the right to restrict and control access to telephone cabinets. Tenant will be responsible for and will pay all costs incurred in connection with the installation of Tenant’s telephone cables and related wiring in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there will be included in Operating Expenses for the

Building all installation, hookup or maintenance costs incurred by Landlord in connection with telephone cables and related wiring in the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and related wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or related wiring in the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises, after reasonable prior notice (except in the case of an emergency when no notice will be required) and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). Tenant agrees that neither Landlord nor any of its agents or employees will be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone service to the Premises and the Building.

5.6. Tenant agrees that Landlord will not be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, any service when such failure or delay is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns, by the act or default of Tenant or by an event of Force Majeure (as hereinafter defined) provided; however, that if any essential service to the Premises or Building renders the Premises unusable for Tenant to conduct its business for more than 3 consecutive business days and such interruption is due to the acts or omissions of Landlord or Landlord’s agents, commencing on the third consecutive business day, Tenant will receive an abatement of Fixed Rent otherwise due and payable under this Lease until the date that such essential service is restored. No such failure or delay will be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease. In no event will Landlord be liable to Tenant for any consequential damages. Landlord will use reasonable efforts to minimize interference with the conduct of Tenant’s business from the Premises.

(A) As used in this Lease, “Force Majeure” means any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of a party hereto, including, but not limited to, energy shortages or governmental preemption in connection with a national emergency, or by reason of government laws or any rule, order or regulation of any department or subdivision thereof or any governmental agency, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency; however, Force Majeure will not operate to excuse Tenant from the prompt payment of Rent when and as due under any provision of this Lease.

5.7. If (i) Landlord fails to perform any of its obligations under this Lease (other than by reason of Tenant’s acts or omissions or Force Majeure), which failure (A) interferes with Tenant’s use of the Premises for the conduct of its business and (B) Landlord fails to commence to remedy within 30 days from the date Tenant notifies Landlord of such failure; and (ii) in the case of any such failure (a) Tenant again notifies Landlord after the expiration of such 30 day period of such failure and of Tenant’s intention to cure same, which notice will specify that such notice is being given in accordance with this Section 5.7, and will contain the following statement in capitalized bold type: “IF LANDLORD FAILS TO PERFORM THE OBLIGATION REFERENCED IN THIS NOTICE WITHIN THE TIME PERIOD SPECIFIED IN SECTION 5.7 OF THE LEASE, TENANT WILL EXERCISE IT’S SELF-HELP REMEDIES UNDER SECTION 5.7 OF THE LEASE” and (b) such failure continues for not less than 5 consecutive days from the date of such second notice to Landlord, provided that, in the case of a failure which for causes beyond Landlord’s reasonable control cannot with due diligence be cured within such 5-day period, such 5 day period will be extended for such period as may be necessary to cure such failure provided that Landlord is diligently prosecuting such cure; then at Tenant’s election, Tenant may take such actions as may be reasonably necessary to cure such failure, provided the performance of such obligation by Tenant does not adversely affect the structure, electrical, HVAC, plumbing or mechanical systems of the Building. Landlord will reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in performing same within 30 days after receipt by Landlord of a written statement from Tenant as to the amount of such costs. If Tenant exercises its self-help remedy in accordance with this Section 5.7 and Landlord fails to reimburse Tenant within such 30 day period, then Tenant may set-off or deduct against Fixed Rent the amounts reasonably and actually expended by Tenant pursuant to the preceding sentence; provided that Tenant’s right to set off or deduct from any given monthly installment of Fixed Rent pursuant to this Section 5.7 will be limited to the lesser of (i) the difference between such monthly installment of Fixed Rent and the then monthly debt service under any mortgage loan encumbering the Premises or any portion thereof and (ii) 25% of such monthly installment of Fixed Rent. For purposes of this Section 5.7, Landlord will be deemed to have commenced to cure a failure if Landlord has begun to take such action as is reasonably practicable under the circumstances, e.g., inspecting the situation, calling necessary contractors, etc., even though actual repairs may not have commenced, provided that Landlord diligently prosecutes the same to completion. In the exercise of Tenant’s rights under this Section 5.7, if such repairs involve the structure, electrical, HVAC, plumbing or mechanical systems of the Building, then Tenant agrees that Tenant will use only those contractors then on the approved list of contractors for the Building as such list may be furnished from time to time during the Term by Landlord to Tenant, provided that such contractors respond to Tenant’s request within a commercially reasonable time. In the event Tenant exercises the self-help remedies in accordance with this Section 5.7, Tenant hereby agrees to indemnify, defend, pay on behalf of and hold harmless Landlord and the Indemnitees (as defined in Section 15.2 of this Lease) from and against any loss, damage, liability, cost, claim or expense (including reasonable attorneys’ fees and disbursements) suffered by any third party arising from or in connection with Tenant’s negligence or willful misconduct in the exercise of such self-help remedies under this Section 5.7. In addition, Tenant will be liable to Landlord for any willful misconduct arising from Tenant’s exercise of its self-help remedies under this Section 5.7. In no event will Tenant have any rights under this Section 5.7 if the failure of Landlord to perform was caused by Force Majeure or any act, omission, negligence or willful misconduct of Tenant or any of its contractors, agents, employees, servants, licensees or invitees or if Tenant is in Default. Notwithstanding the foregoing, if Landlord’s failure to perform its obligations renders the Premises untenantable, then the time period within which Landlord must commence to remedy the situation will be reduced from 30 days to 10 days after Tenant’s initial notice to Landlord of Landlord’s failure to perform.

ARTICLE 6. USE OF PREMISES

6.1. Tenant will occupy and use the Premises only for research and development laboratories and offices for the design and development of electronic communication devices and general office use and no other purposes. Tenant will not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which:

(A) is unlawful or in violation of any laws, ordinances, rules, regulations and other requirements currently existing and/or adopted by any governmental body, or agency or department having jurisdiction over the Project, the Premises or Landlord’s or Tenant’s activities at the Premises and/or the Project and any covenants, conditions or restrictions of record which affect the Project (individually, a “Law” and collectively the “Laws”);

(B) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations;

(C) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building as may be promulgated by Landlord from time to time during the Term; or

(D) would tend to create or continue a nuisance.

6.2. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The Parties hereby agree that: (a) Landlord will be responsible for ADA Title III compliance as of the date of this Lease, and also throughout this Lease as to the Common Areas (and the costs of work required to comply with amendments to the ADA after the Commencement Date will be amortized over its useful life and included in Operating Expenses as provided in Section 4.1(E)), except as provided below, and in connection with the completion of Landlord’s Work, (b) Tenant will be responsible for ADA Title III compliance in the Premises for all work other than Landlord’s Work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant will be responsible for the cost of, ADA Title III “path of travel” requirements to the extent triggered by alterations in the Premises following Delivery of Possession, and (d) Landlord may perform, or require Tenant to perform, and Tenant will be responsible for the cost of ADA Title III compliance in the Common Areas to the extent necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant will be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees. As of the Commencement Date, the Premises will be in compliance with ADA Title III and all other applicable laws relating thereto.

6.3. Tenant will permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents will have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform janitorial and other services, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building as Landlord may deem necessary or desirable upon not less than 24 hours prior notice to Tenant (unless an emergency exists in which event no prior notice will be required). Any entry or work by Landlord may be during normal business hours upon 24 hours’ prior notice to Tenant (except in the event of an emergency with respect to which any entry or work may be done at any time) and Landlord will use reasonable efforts to see that any entry or work will not materially interfere with Tenant’s occupancy and use of the Premises for the conduct of Tenant’s business operations.

6.4. So long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant will have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord and subject to the rights of any mortgagee or ground lessor.

6.5. Tenant will comply with and execute at its own expense during and throughout the term of this Lease, all Laws, ordinary or extraordinary, foreseen or unforeseen, concerning the Premises, its occupancy or use thereof, or its physical condition.

6.6. Notwithstanding anything to the contrary contained in this Lease, Tenant will be responsible, at Tenant’s expense, for obtaining any and all licenses, permits, authorizations and approvals which may be required by any Law to be obtained for the proper and lawful conduct of Tenant’s business in the Premises, exclusive of a certificate of occupancy (or local equivalent) required for Tenant’s initial occupancy of the Premises.

ARTICLE 7. MAINTENANCE

7.1. Subject to the provisions of Article 13 of this Lease, Landlord will maintain and make necessary repairs to the foundations, roofs, exterior walls and windows, and the structural elements of the Building, the electrical, plumbing, heating, ventilation and air-conditioning systems of the Building located inside and outside of the Premises and the public corridors, washrooms and lobby of the Building, except that:

(A) Landlord will not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems, set forth above, which are located within the Premises; and

(B) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, will be paid by Tenant.

7.2. Tenant, at its expense, will keep and maintain the Premises in good order, condition and repair (reasonable wear and tear and damage caused by fire or other casualty and not the fault of Tenant or its agents, invitees, licensees, employees or representatives excepted)

and in accordance with all Laws. Any repairs or maintenance will be completed with materials of similar quality to the original materials, all such work to be completed under the supervision of Landlord. Any such repairs or maintenance will be performed only by contractors or mechanics reasonably approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. If Tenant fails to perform any of its obligations set forth in this Section 7.2, Landlord may, in its sole discretion and upon 30 days’ prior written notice to Tenant (except in the case of emergencies in which event no notice is required), perform the same, and Tenant will pay to Landlord, as Additional Rent, any costs or expenses incurred by Landlord within 30 days after demand.

ARTICLE 8. ALTERATIONS AND IMPROVEMENTS

8.1. Tenant will not, except as provided herein, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed, make or cause to be made any alterations (“Alterations”) in or to the Premises or any Building systems serving the Premises except that Tenant may without the requirement of Landlord’s prior approval (however with notice in advance to Landlord and subject to all other requirements of this Article 8) make such minor non-structural Alterations (“Decorations”) to the Premises which do not require a building permit. Prior to making any Alterations, Tenant will give Landlord 10 days’ prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Tenant will furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Alterations will be completed at such time and in such manner as Landlord may from time to time reasonably designate, and only by contractors or mechanics approved by Landlord (except no such approval need be obtained with respect to Decorations), which approval will not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from engineers reasonably acceptable to Landlord stating that the Alterations will not in any way adversely affect the Building’s systems, including, without limitation, the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, and the fire and life safety systems in the Building, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. For Alterations in excess of $300,000, Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Alterations such as a performance bond or letter of credit. Upon completion of the Alterations, Tenant will deliver to Landlord a digitized set of plans and specifications for the Alterations.

8.2. Tenant will pay the cost of all Alterations and the cost of decorating the Premises and any work to the Building occasioned thereby. In connection with completion of any

Alterations, other than Decorations, Tenant will pay Landlord for its actual and reasonably out-of-pocket costs for plan review and inspections related to the Alterations. Upon completion of Alterations, Tenant will furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or its mortgagee.

8.3. Tenant agrees to complete all Alterations (i) in accordance with all Laws, all requirements of applicable insurance companies, and in accordance with Landlord’s then current standard construction rules and regulations, a copy of which will be provided to Tenant upon Tenant’s request therefor, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant will notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Alterations and will immediately take such steps as are necessary to remedy such violation. In no event will such supervision or right to supervise by Landlord nor will any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use, or of compliance with the requirements of this Section 8.3 (i) and (ii) above, or impose any liability upon Landlord in connection with the performance of such work.

8.4. Landlord, at the time it gives its consent to the installation of an Alteration will have the right to elect that Tenant remove from the Premises at the expiration or sooner termination of the Term of this Lease any Alteration made to, or installed by Tenant in, the Premises or the Building, as determined by Landlord it its sole discretion. In the event Landlord does not require the removal of such Alteration at the time it gives its initial consent to such Alteration, Tenant will not be required to thereafter remove such Alteration at the Expiration Date or earlier termination of this Lease. Notwithstanding the foregoing at the Expiration Date or earlier termination of this Lease, Tenant will remove its personal property, equipment and trade fixtures from the Premises.

8.5. Tenant will not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any part thereof arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant will within 30 days (or 10 days, if necessary, to avoid interference in Landlord’s consummating a transaction involving the Building) of receiving notice of such lien or claim (i) have such lien or claim for lien released of record or (ii) deliver to Landlord a bond in form, content, amount, and issued by surety, reasonably satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant will, as Additional Rent, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s reasonable expenses and reasonable attorneys’ fees.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant, without the prior written consent of Landlord, which will not be unreasonably withheld, delayed or conditioned. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant will deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information reasonably sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least 30 days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Premises, the space proposed to be sublet and the space retained by Tenant must each have appropriate ingress and egress, as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord will notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 9.5 within 15 days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign this Lease to any other tenant of the Building and/or to any person or entity that Landlord has submitted a formal proposal to lease space in the Building during the 6-month period immediately prior to Tenant’s Notice. Landlord will approve (and the provisions of Sections 9.5 and 9.6 will not apply) with respect to any assignment of this Lease to any successor to Tenant by merger, consolidation or purchase of all or substantially all of Tenant’s assets or ownership interests in Tenant (but only provided that at the time of such assignment Tenant’s sublessor or purchaser has a net worth at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth just prior to such merger, consolidation or purchase, and is engaged in the regular conduct of business operations), or to any of Tenant’s wholly owned subsidiaries or to an Affiliate (as hereinafter defined) of Tenant, or to any entity of which Tenant is a wholly owned subsidiary in all cases subject to the net worth test set forth in this sentence (in each case, a “Permitted Assignment”). Tenant will submit for Landlord’s approval (which approval will not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet or assigned other than in connection with a Permitted Assignment.

(A) “Affiliate” means, with respect to any individual or entity (i) that either directly or indirectly, through one or more intermediaries, entities or individuals, controls, is controlled by or is under common control with Tenant, (ii) any individual or entity directly or indirectly owning or controlling 10% or more of the outstanding voting securities or interests of such entity, (iii) any officer, member, employee, shareholder, director, fiduciary or trustee of such entity, (iv) if such entity is an officer, member, employee, shareholder, director, fiduciary or trustee, any entity for which such entity acts in any such capacity, and (v) as to any individual or entity, or any officer, member, employee, shareholder, director, fiduciary or trustee mentioned above who is an individual, the members of the immediate family of such individual. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

9.2. In making its determination of whether to consent to any proposed sublease or assignment (which consent, subject to the provisions of this Section 9.2 will not be unreasonably withheld, delayed, or conditioned), Landlord may take into consideration the business reputation and credit-worthiness of the proposed subtenant or assignee; the nature of the business conducted by such subtenant or assignee, which must be in conformance with the use herein permitted and whether such business would be deleterious to the reputation of the Building or Landlord, consistent with a first class mixed use building, or would violate the provisions of this Lease and/or any other leases of tenants of the Building; the estimated pedestrian and vehicular traffic in the Premises and to the Building which would be generated by the proposed subtenant or assignee; whether the proposed assignee or subtenant is a department, representative or agency of any governmental body, foreign or domestic; whether the occupancy of the proposed subtenant and/or assignee would increase the cost of insurance to be maintained in the Building; and any other reasonable factors which Landlord will deem relevant. In no event will Landlord be obligated to consider a consent to any proposed (i) sublease of the Premises or assignment of this Lease if a Default then exists under this Lease, or (ii) assignment of this Lease which would assign less than all of Tenant’s obligation under this Lease and/or the entire Premises.

9.3. Any approved sublease or assignment will be expressly subject to the terms and conditions of this Lease. Any such subtenant or assignee will execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of such obligations and liabilities. Tenant will deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease or assignment will not constitute a waiver of Landlord’s right under this Article 9 with regard to further assignments or subleases.

9.4. For purposes of this Article 9, an assignment will be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant will be deemed to be an assignment. The provisions of this Section 9.4 will not be applicable to Tenant if it is a corporation whose stock is publicly traded. In no event will Tenant be permitted to assign (or otherwise transfer) this Lease or Sublease all or any portion of the Premises for the purpose of avoiding Tenant’s obligations under and pursuant to this Lease and any such action and/or attempt at such action will be null and void.

9.5. Except in connection with a Permitted Assignment, prior to giving or withholding its consent under Section 9.1 Landlord will have the option to exclude from the Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant will surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Fixed Rent, Rentable Area of the Premises and Tenant’s Share will be adjusted accordingly.

9.6. Tenant will pay Landlord on the first day of each month during the term of the sublease, 50% of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant for such month less the following costs and expenses for the subletting of such space: any brokerage fees, advertising costs, costs of demising the sublease space, allowances required to be paid to subtenant for tenant improvements and tenant incentives required to be paid for such sublease, exceeds that portion of the monthly Fixed Rent and due under this Lease for said month which is allocable to the space sublet. All such costs will be amortized over the term of the sublease pursuant to generally accepted accounting principles. Tenant will pay Landlord on the effective date of the assignment 50% of the amount of all consideration (direct or indirect) due by the assignee to Tenant.

9.7. In the event of any sublease or assignment, Tenant will not be released or discharged from and will remain jointly and severally primarily liable for any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option. If Tenant requests Landlord’s consent to a sublease or assignment, Tenant will pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such each request for any assignment or sublease; however, neither Tenant’s payment of this fee nor Landlord’s acceptance of the fee will be construed to impose any obligation whatsoever upon Landlord to consent to Tenant’s request.

9.8. If Tenant assigns this Lease as permitted herein, the assignee will expressly assume all of the obligations of Tenant hereunder from and after the date of the Assignment in a written instrument satisfactory to Landlord and furnished to Landlord not later than 15 days prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant will, at Landlord’s option, within 15 days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord.

9.9. Nothing in this Lease will be construed as relieving Tenant (or in the event of a merger, the surviving entity), in the event of an assignment of this Lease or a subletting of all or a portion of the Premises, of the primary liability to Landlord for the full and faithful performance of the covenants and agreements contained in this Lease.

ARTICLE 10. DEFAULT AND REMEDIES

10.1. The occurrence or existence of any one or more of the following will constitute a “Default” by Tenant under this Lease:

(A) Tenant fails to pay any installment or other payment of Rent within 5 business days of written notice that the same was not paid when due; however, Landlord will not be obligated to provide more than 2 written notices within any rolling 12 calendar month period;

(B) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease, including any Rules and Regulations promulgated by Landlord from time to time during the Term, and fails to cure such default within 30 days after written notice thereof to Tenant, provided that if such failure to observe or perform cannot, with the exercise of reasonable effort be cured within such 30 day period, the same will not constitute a default if Tenant commences to cure during such 30 day period and thereafter diligently and continuously prosecutes such cure to completion;

(C) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(D) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement the Bankruptcy Act or any similar law, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within 60 days;

(E) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors;

(F) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within 60 days;

(G) Tenant having abandoned the Premises; provided, however, Tenant will not be deemed to have abandoned the Premises if (i) Tenant otherwise performs or causes to be performed its obligations under this Lease, and (ii) Tenant permits Landlord to install, at Landlord’s sole cost and expense, timers in the reception area of the Premises to enable the lighting in the reception area to turn on at dusk and off at dawn.

(H) upon the dissolution of Tenant; or

(I) Tenant fails to maintain the insurance required pursuant to Article 15 of this Lease; or

(J) upon the fourth occurrence within any Lease Year that Tenant fails to pay Fixed Rent, Storage Space Rent, or Additional Rent when due or has breached a particular covenant of this Lease (whether or not such failure or breach is thereafter cured within any stated cure or grace period or statutory period), provided notice has been delivered as herein required.

10.2. If a Default occurs, Landlord will have the rights and remedies hereinafter set forth, which will be distinct and cumulative: (i) Landlord may terminate this Lease in accordance with applicable law by giving Tenant notice of Landlord’s election to do so, in which event, the term of this Lease will end and all of Tenant’s rights and interests will expire on the date stated in such notice; (ii) Landlord may terminate Tenant’s right of possession of the Premises in accordance with applicable law without terminating this Lease by giving notice to Tenant that Tenant’s right of possession will end on the date specified in such notice but Tenant will nevertheless remain liable for the payment of Rent, which obligations will expressly survive the termination of this Lease;; or (iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all monies due or to become due for the balance of the Term from Tenant under any of the provisions of this Lease.

10.3. In the event that Landlord terminates this Lease or Tenant’s right to possession, Landlord will be entitled to recover as damages for loss of the bargain and not as a penalty, Rent for the balance of the Term, discounted to its net present value as provided below, plus all Landlord’s expenses of reletting, including without limitation, repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions (collectively, the “Reletting Expenses”).

10.4. In the event of any such termination of this Lease, if the Premises has not been relet, Tenant will pay to Landlord each month the Fixed Rent, Storage Space Rent, Additional Rent and other payments required to be paid by Tenant up to the time of such termination:

(A) The amount of the Fixed Rent and Additional Rent if this Lease were still in effect together with any and all costs, of any kind or nature whatsoever, paid or incurred by Landlord as a result of such termination, which costs will be payable by Tenant forthwith, less

(B) The net proceeds, if any, of any reletting, after deducting all of Landlord’s reasonable out-of-pocket expenses in connection with such reletting, including all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alternation costs, repairs and other expenses of preparation for such reletting.

Tenant will pay such current damages (“deficiency”) to Landlord monthly on the days on which the Fixed Rent would have been payable under this Lease if this Lease were still in effect, and Landlord will be entitled to recover from Tenant each monthly deficiency as the same will arise. However, if Landlord in its sole discretion so elects, at any time after any such termination, Tenant will pay to Landlord, within 30 days of Landlord’s demand thereof, as and for liquidated and agreed final damages for Tenant’s Default, an amount equal to the difference between the Rent for the unexpired portion of the Term and the then fair and reasonable rental value of the Premises for the same period discounted to the net present value at a rate equal to the Prime Rate charged by Bank of America plus three basis points. If the whole or any part of the Premises is relet by Landlord for the unexpired Term or any portion thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting will be deemed the fair and reasonable rental value for the whole or part of the Premises so relet during the term of the reletting. Nothing herein contained will limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount is greater, equal to, or less than the amount of the differences referred to above.

10.5. Landlord will utilize commercially reasonable measures to mitigate its damages as a result of a Default. For purposes of a reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably necessary or desirable. If the Premises are relet and the consideration realized therefrom after payment of all Landlord’s Reletting Expenses, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant will pay Landlord upon demand any such deficiency monthly. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder will not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

10.6. If a Default occurs, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s property, fixtures, furnishings, signs and other evidences of tenancy, and take and hold such property; provided, however, that such entry and possession will not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord will in no event, be responsible for the value, preservation or safekeeping thereof. Tenant will pay Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same will be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within 45 days after the Termination Date, will be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

10.7. Tenant will pay upon demand, all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in enforcing Tenant’s performance of its obligations under this Lease, or resulting from Tenant’s Default, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

10.8. The following provisions will apply in the event of the bankruptcy or insolvency of Tenant:

(A) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of Section 10.8 (B) and (C) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord will immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(B) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for the Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within 15 days from the date of assumption and it will cure all nonmonetary defaults under this Lease within 30 days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(C) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease. For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

1.	The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

2.	Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(D) Landlord’s acceptance of Rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

ARTICLE 11. SURRENDER OF PREMISES

11.1. Upon the Expiration Date, Tenant will surrender and vacate the Premises and the Storage Space immediately and deliver possession thereof to Landlord in a clean, and good and tenantable condition, ordinary wear and tear, obsolescence, condemnation, and damage from the elements, fire and other casualty excepted. Tenant will deliver to Landlord all keys to the Premises and the Storage Space. Tenant will remove from the Premises and the Storage Space all movable personal property of Tenant, Tenant’s trade fixtures and such Alterations which Landlord has elected pursuant to Section 8.4 to have Tenant remove from the Premises, provided that Tenant will not be obligated to remove any of the initial fit-up work to the Premises performed by Landlord pursuant to Article 20 of this Lease. Tenant will remove cabling, hardware, and equipment installed by or on behalf of Tenant from the ceiling plenum spaces, and/or concealed in wall cavities, including cabling related to Tenant’s movable wall systems or partition office furniture, if any, and IT and telecommunications systems, without damaging existing infrastructure and pathways that may support fire alarm systems, lighting systems, electrical systems, fire protection systems, and/or HVAC systems. Tenant immediately will repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Additions. If possession of the Premises and the Storage Space is not delivered to Landlord when required hereunder, or if Tenant fails to remove those items described above, Landlord may, at Tenant’s expense, and upon not less than 10 business days’ written notice to Tenant, remove any of such property therefrom without any liability to Landlord and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

11.2. All property which may be removed from the Premises and/or the Storage Space by Landlord will be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 10.6. Tenant will also reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in removing any of Alterations, and in restoring the Premises and/or the Storage Space to the condition required by this Lease at the Expiration Date.

ARTICLE 12. HOLDING OVER

Tenant will pay Landlord 150% of the monthly Rent (except that for the first 60 days of the holdover Tenant will pay 125% of the monthly Rent payable for the month immediately preceding the holding over). The provisions of this Article will not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises will be as a tenancy in sufferance, absent a written agreement by and between Landlord and Tenant. Notwithstanding anything to the contrary contained in this Lease, if Tenant fails to surrender the Premises upon the Expiration Date or earlier termination of the Term, Tenant will indemnify Landlord against loss, cost, liability or expense resulting from such failure including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded on such failure, provided that Tenant will not be obligated to pay consequential or special damages unless Tenant holds over for more than 60 days and Landlord has notified Tenant that Landlord has re-let the Premises and Tenant’s holdover continues after the date that Landlord is required to deliver the Premises to the new tenant. Tenant’s obligations under this Article 12 will survive the expiration or earlier termination of this Lease.

ARTICLE 13. DAMAGE BY FIRE OR OTHER CASUALTY

13.1. If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord will, with reasonable promptness, after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and will by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed 180 days from the date such damage occurred, then Landlord, or Tenant (but with respect to Tenant only if all or a substantial portion of the Premises, or the Common Areas used to access the Premises, is rendered untenantable and the time period of in excess of 180 days relates to the repair of the Premises), will have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within 20 days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

13.2. Unless this Lease is terminated as provided in the preceding subparagraph, Landlord will proceed with reasonable promptness, to repair and restore the Premises to its condition as existed prior to such casualty except to the extent of insurance proceeds available to Landlord for the restoration of same under Section 13.3 and 13.4, exclusive of any Alterations, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning laws and building codes then in effect;. Landlord will have no liability to Tenant, and Tenant will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord proceeds with reasonable diligence to complete such repairs and restoration. During the Term, if the whole or any part of the Premises is damaged or destroyed by fire or other casualty and this Lease is not terminated pursuant to the terms of Section 13.1 of this Lease, during such period, a proportionate reduction of Fixed Rent will be allowed Tenant for such portion of the Premises that is rendered inaccessible or unusable to Tenant during the period of time that such portion is unusable or inaccessible; provided, however that such rent reduction does not reduce insurance proceeds which would otherwise be available to Landlord under any business interruption or rental loss insurance policies which Landlord maintains.

13.3. Intentionally omitted.

13.4. Notwithstanding anything to the contrary set forth in this Lease, (i) Landlord will have no duty to repair or restore any Tenant Additions or to expend for any repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for the repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant may not to terminate this Lease if any damage or destruction was caused by the act or neglect of Tenant, its agent or employees.

(A) “Tenant Additions” means any, and collectively, all improvements and betterments to the Premises completed by Tenant or on behalf of Tenant for Tenant’s original occupancy thereof and Alterations.

13.5. Any repair or restoration of the Premises performed by Tenant will be in accordance with the provisions of Article 8 of this Lease.

13.6. If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable, then Landlord will proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last 12 months of the Term, in which event either Tenant or Landlord will have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within 20 days after the date of such casualty.

13.7. Tenant will give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event

ARTICLE 14. EMINENT DOMAIN

14.1. In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), this Lease will terminate as of the date title vests in such authority, and Rent will be apportioned as of the Expiration Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining term of this Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award in which case Tenant will continue to pay Rent and this Lease will not terminate.

14.2. If a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, this Lease will be amended to reduce the Fixed Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) will make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord will have the right to terminate this Lease upon 90 days’ prior written notice to Tenant and Rent will be adjusted as of such date of termination.

14.3. Landlord will be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant will have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, for moving expenses and Alterations paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

ARTICLE 15. INSURANCE

15.1. Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises and the Storage Space on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, subject to the terms, conditions and exclusions on the general liability policy. Such insurance will be for such limits that are not less than a combined single limit of $3,000,000.00 combined single limit, per occurrence, and $4,000,000.00 general, aggregate per location (including coverage provided under Tenant’s umbrella liability insurance policy); (b) Workers’ Compensation and Employers’ Liability Insurance for an amount in accordance with the laws of The State of New Jersey; (c) Special Form (“All Risks”) property insurance in an amount adequate to cover the full replacement cost of all equipment, installations, fixtures and contents of the Premises in the event of loss and any such policy will contain a provision requiring the insurance carriers to waive their rights of subrogation against Landlord; and (d) if a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than $2,000,000.00 combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; (e) business interruption or rental loss insurance sufficient to cover for a minimum of 12 full calendar months all Rent and other payment obligations of Tenant under this Lease which would be borne by or due from Tenant under this Lease if the Premises and Tenant’s business were fully open and operating; and (f) such other insurance or coverages as Landlord reasonably requires or a Mortgagee requires consistent with the coverages and limits required of new tenants at buildings comparable to the Building, provided that Landlord will not require such other insurance or coverages more than once in any 24-month period. The insurance required to be maintained by Tenant pursuant to this Section 15.1 may be carried under blanket insurance policies covering the Premises and other properties owned or leased by the Tenant or Tenant’s Affiliates, so long as such policies comply with this Lease and the coverage provided by such policies will at all times meet the requirements of this Lease, without co-insurance.

15.2. Each policy referred to in Section 15.1 will satisfy the following requirements. Each policy will (i) name Landlord, and provided that Landlord notifies Tenant in writing of the names of the following parties, any mortgagee or ground lessor of the Land, the property manager and the leasing manager for the Property and their respective directors, officers, agents, shareholders, partners and employees (collectively, the “Indemnitees”) as additional insured; provided, however that this requirement (i) will only apply to Tenant’s commercial general liability insurance policy, (ii) be issued by one or more responsible insurance companies licensed to do business in the State of New Jersey reasonably satisfactory to Landlord and satisfactory to Landlord’s mortgagee, if applicable, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, (iv) provide that such insurance may not be canceled or amended without 30 days’ prior written notice to Landlord and Landlord’s mortgagee, if applicable, (v) provide that the policy will not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies, and (vi) be on an occurrence basis, not a claims-made basis. Tenant will deliver to Landlord, certificates of insurance summarizing the terms and conditions of all policies and renewals thereof to be maintained by Tenant hereunder, not less than 10 business days prior to the Commencement Date and thereafter during the Term, prior to the expiration date of each policy. Tenant will give Landlord 30 days’ prior notice of any cancellation, failure to renew or change in coverage of any insurance required by Section 15.1.

15.3. Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, (i) insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of New Jersey in amounts not less than the agreed insurance replacement cost against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time and (ii) business interruption or rental loss insurance with limits adequate to cover a reduction of Fixed Rent in accordance with the provisions of Section 13.2 of this Lease. Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance will be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct and Tenant will have no right to any proceeds obtained or received by Landlord with respect to any such insurance.

15.4. Landlord will include in its Special Form (“All Risks”) policies appropriate clauses pursuant to which the insurance companies waive all right of subrogation against Tenant with respect to losses payable under such policies.

15.5. Tenant will include in its Special Form (“All Risks”) policies or policies for Tenant Additions appropriate clauses pursuant to which the insurance companies waive all right of subrogation against Landlord with respect to losses payable under such policies.

ARTICLE 16. WAIVER OF CLAIMS AND INDEMNITY

16.1. To the extent permitted by law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by Tenant or any occupant of the Building or Premises resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Project, the Storage Space, the Premises or any part of thereof or any equipment or appurtenance therein, or resulting from any accident in or about the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Building or of any other person, including Landlord’s agents, except where resulting from the willful and wrongful act of any of the Indemnitees or their negligence. Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage unless caused by Landlord’s or its employee’s, agent’s or contractor’s willful negligent acts. If any such damage, whether to the Storage Space, the Premises, or to any part of the Property or any part thereof, or whether to Landlord or to other tenants in the Building, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees and customers, Tenant will be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant will, upon demand by Landlord, as payment of

Additional Rent hereunder, reimburse Landlord within 30 days of demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant will not be liable for any damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

16.2. To the extent permitted by Law, Tenant agrees to indemnify, protect, defend and hold the Indemnitees harmless against any and all actions, claims, demands, costs and expenses, including reasonable attorney’s fees and expenses for the defense thereof, from the undertaking of any Tenant Additions or repairs to the Premises and/or the Storage Space, arising from the conduct of Tenant’s business on and/or Tenants occupancy of the Premises or the Storage Space, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any negligent act of Tenant, its agents, contractors, servants, or employees, in or about the Premises or the Storage Space. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord.

16.3. To the extent permitted by Law, Landlord agrees to indemnify, protect, defend and hold Tenant and its employees, officers, directors and shareholders harmless against any and all actions, claims, demands, costs and expenses, including reasonable attorney’s fees and expenses for the defense thereof, from any negligent act of Landlord, its agents, contractors, servants, or employees, in the Project, exclusive of the Premises and the Storage Space. In case of any action or proceeding brought against Tenant, its employees, officers, directors or shareholders by reason of any such claim, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel reasonably satisfactory to Tenant.

ARTICLE 17. RULES AND REGULATIONS

17.1. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the Rules and Regulations listed on Exhibit “F” attached hereto and with all modifications and additions thereto which Landlord may make from time to time and of which Landlord provides notice thereof to Tenant. In the case of any conflicts between the provisions of this Lease and any rule and/or regulation the provisions of this Lease will control.

17.2. Landlord will use reasonable efforts to enforce the rules and regulations of the Building in a uniform and non-discriminatory manner. Tenant will pay to Landlord all damages caused by Tenant’s failure to comply with the provisions of this Article 17 and will also pay to Landlord, as Additional Rent, an amount equal to any increase in insurance premiums caused by such failure to comply.

ARTICLE 18. LANDLORD’S RESERVED RIGHTS

18.1. Landlord will have the following rights exercisable without notice to Tenant and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to change the Building’s name or street address upon 30 days’ prior written notice to Tenant; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building; (iii) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that maybe visible from the exterior of the Premises; (iv) upon reasonable notice to Tenant, to display the Premises to prospective tenants at reasonable hours during the last 12 months of the Term, and at all reasonable times during the Term to prospective lenders, partners, joint venturers, purchasers or other interested parties; (v) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right will not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder; (vi) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building and any and all components of the Common Areas, and to close entrances, doors, corridors, elevators or other facilities of the Common Areas, provided that such action will not materially and adversely interfere with Tenant’s access to the Premises or the Building; (vii) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; (viii) to close the Building after normal business hours, except that Tenant and its employees and invitees will be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes; and (ix) to expand, reduce or otherwise change the size or configuration of the Building.

18.2. The Land is being re-developed as a “town center” consisting of a mixed use community that is anticipated to consist of a variety of uses including, without limitation, retail, office, health care, wellness, hotel, conference facilities, a museum of Bell Laboratories, the scientific research area of the former Bell Telephone Company, a working lab for children, the Holmdel Town Library, and a sport complex. Accordingly, notwithstanding anything in this Lease to the contrary, Landlord reserves the right to utilize portions of the Common Area, from time-to-time, for shows, rides, entertainments, displays, advertising, educational purposes, demonstrations, civic and charitable functions, promotions, exhibits, or events, the leasing of kiosks and food facilities, landscaping, decorative items, and other uses which, in Landlord’s judgment, tends to attract customers to, or benefit the invitees and customers of the Project or which may attract the public to the Project or create goodwill, community interest or other beneficial interest with respect to the Project. Landlord may convert Common Area to leaseable space and convert leaseable space to Common Area, from time-to-time. Landlord may (i) close, if necessary, all or any portion of the Common Area to such extent as may be reasonably necessary to prevent a dedication thereof or the accrual of any rights of any person or of the public therein, (ii) close temporarily all or any portion of the Common Area to discourage non-customer use, (iii) use portions of the Common Area while engaged in making additional improvements, repairs or alterations to the Building and/or Property, (iv) transfer, in whole or in part, any of Landlord’s rights and/or obligations under Article 5 to any party as Landlord may from time-to-time determine, (v) temporarily close and/or restrict access to portions of the Common Area from time-to-time, for shows, rides, entertainments, displays, advertising, educational purposes, demonstrations, civic and charitable functions, promotions, exhibits, or events, the leasing of kiosks and food facilities, landscaping, decorative items, and other uses which, in Landlord’s judgment, tends to attract customers to, or benefit the invitees and customers of the Project or which may attract the public to Project or create goodwill, community interest or other beneficial interest with respect to the Project provided that such action will not materially and adversely interfere with Tenant’s access to the Premises or the Building, and (vi) do and perform such other acts in, to and with respect to, the Common Area as Landlord will determine, in its business judgment, to be appropriate for the Project. No actions taken by Landlord pursuant to this Section 18.2, including without limitation, any development, redevelopment or expansion activities of Landlord, will (a) impair access to the Premises; or (b) materially affect the conduct of Tenant’s business in the Premises.

ARTICLE 19. ESTOPPEL CERTIFICATE

Within 10 business days after request therefor by Landlord, Landlord’s mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) to Tenant’s knowledge, that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) to Tenant’s knowledge, Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof) and that all sums, if any, required to be paid by Landlord to Tenant on account of Tenant’s work have been paid in full; (vi) the Premises have been completed in accordance with the terms and provisions of this Lease; (vii) Tenant has accepted the Premises and the Storage Space and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto (or if that not be the case, stating such claims); (viii) if an assignment of rents or leases has been served upon the Tenant by a mortgagee, Tenant will agree to be bound by the provisions thereof; (ix) Tenant will give to the mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; (x) the Commencement Date and Expiration Date of this Lease; and (xi) certifying to any other information reasonably requested.

ARTICLE 20. INITIAL PREPARATION OF THE PREMISES

20.1. As used in this Lease, the following terms have the following meanings:

(A) Landlord’s Work” means the items listed on Exhibit “B” and completed in accordance the applicable provisions set forth on Exhibit “B-1”.

(B) “Substantial Completion” means Tenant’s Work (as hereinafter defined in Section 20.1(F) of this Lease) has been substantially completed in accordance with the Tenant Plan (as hereinafter defined in Section 20.1(E) of this Lease), except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done which would not materially interfere with Tenant’s permitted use of the Premises and receipt of a certificate of occupancy (or local equivalent) issued for Landlord’s Work permitting full use of the Premises.

(C) “Substantial Completion Date” means the date that Substantial Completion of Tenant’s Work has been achieved, adjusted to an earlier date to compensate Landlord for the cumulative number of days of delay attributable to Tenant Delay.

(D) “Tenant Delay” means any period of actual delay encountered by Landlord or its general contractor selected to perform Tenant’s Work in achieving Substantial Completion of

Tenant’s Work or the issuance of building permits that is solely attributable to Tenant or its design professionals, engineers, direct contractors, employees or other agents and Landlord has promptly given Tenant written notice upon the occurrence of such delay. Tenant Delay will include, without limitation, the inability of Landlord to commence Tenant’s Work by the date that is 60 days from the date of this Lease except to the extent that such inability to commence Tenant’s Work was not caused by Landlord, or its architects, engineers, contractors, employees, or agents. In the event of a Tenant Delay, the parties will cooperate with each other to resolve the Tenant Delay in an expeditious manner. Landlord or Landlord’s architect will advise Tenant or its construction manager in writing of any potential long lead time items in Tenant’s Work which may delay the Substantial Completion Date prior to the commencement of the construction of Tenant’s Work and if Tenant elects to retain such items in Tenant’s Work, any actual delay resulting from the long lead times will constitute a Tenant Delay.

(E) “Tenant Plan” means construction drawings and related construction specifications regarding the build-out of the Premises, including without limitation specifying whether Landlord or Tenant will be responsible for the distribution of HVAC and electric within the Premises (with any construction drawings in a reproducible mylar form), signed and sealed by a New Jersey-licensed architect, and also furnished on AutoCAD, complying in all respects with all applicable building and fire codes and insurance underwriting standards in effect and, to the extent they are not inconsistent with this Lease, with Landlord’s tenant construction specifications in effect and in sufficient detail to permit the municipality to issue any required building permits and to permit skilled contractors to supply and perform the work called for therein.

(F) “Tenant’s Work” means improvements to the Premises for Tenant’s original occupancy thereof as described on the Tenant Plan approved by Landlord as provided below and the Generator Work (as defined in Section 36.1 of this Lease).

20.2. The timely preparation of the Tenant Plan through architects and engineers, licensed in New Jersey, selected by the Tenant will be Tenant’s obligation and expense. The Tenant Plan will be prepared consistently with the Building plans and specifications and Landlord’s tenant construction specifications in effect, copies of which have been provided to Tenant prior to Lease execution. Tenant will deliver the complete Tenant Plan to Landlord not later than 2 business days after Tenant from the date on which Tenant provides an executed Lease to Landlord (“Tenant Plan Due Date”). During the 3 business days immediately succeeding the submission of the complete Tenant Plan to Landlord, the Tenant Plan will be subject to Landlord’s and its engineers’ reasonable review, comment, consultation and objection with respect to any lack of consistency with the Building plans and specifications or Landlord’s tenant construction specifications then in effect, any structural changes to, or any changes in the exterior of, the Building or any portion thereof required thereby, any changes to Building systems required thereby, any interface or connection with Building systems or any adverse effect upon the functional utility or rental value of the Premises. If Landlord timely and otherwise properly objects to the Tenant Plan by notice to Tenant setting forth therein any of the specified reasons in reasonable detail, Tenant will have its architects and engineers revise the Tenant Plan and deliver the revised complete Tenant Plan to Landlord within 3 business days of Landlord’s giving timely notice of its objection to Tenant.

20.3. If Tenant desires to name a qualified general contractor or construction manager, (either being hereinafter referred to in this Article 20 as a “general contractor”) for the purpose of including it among those invited to bid on the work called for by the Tenant Plan, Tenant will, prior to 14 days before the Tenant Plan Due Date, submit in writing to Landlord the name, address, telephone number and facsimile number of 1 qualified general contractor active in the Holmdel, New Jersey area. As soon as practicable after the receipt by Landlord of the final Tenant Plan, Landlord will solicit bids on a guaranteed maximum price basis for the construction of the work called for by the Tenant Plan from at least 3 general contractors, including the general contractor, if any, timely nominated by Tenant. Landlord and Tenant will promptly review the bids after receipt. Following bid review and qualification for Tenant’s Work, Landlord and Tenant will promptly select in a writing the best qualified and quantified general contractor; but if Landlord and Tenant are unable to agree upon the selection of the best qualified and quantified general contractor by the end of the bid review and qualification period for the Tenant’s Work, the selection of the best qualified and quantified general contractor to be awarded the contract for Tenant’s Work will be made by Landlord acting in good faith in its sole, reasonable discretion.

20.4. Landlord will give notice to Tenant of the Landlord’s price to Tenant to perform Tenant’s Work utilizing Landlord’s general contractor selected in accordance with Section 20.3 above. Landlord’s price will include 2.5% of Landlord’s general contractor’s aggregate price (which will include additional costs of any change orders) for Tenant’s Work as Landlord’s design review fee and 2.5% of Landlord’s general contractor’s aggregate price (which will include additional costs of any change orders) for Tenant’s Work as Landlord’s construction supervision fee and all permitting fees. Tenant will pay such price to Landlord in proportion to the progress of such work, as and when billed by Landlord at intervals, corresponding to the invoicing by Landlord’s general contractor, with payment of any remaining final balance due from Tenant upon substantial completion of such work.

20.5. Landlord will cause the general contractor selected in accordance with Section 20.3 above to construct Tenant’s Work in accordance with the Tenant Plan in a good and workmanlike manner and in accordance with all applicable building codes. Tenant will pay for the costs of the construction of any changes to the Tenant Plan made or requested by Tenant.

20.6. Tenant, using its own contractors, desires to install telecommunications and data wiring and cabling and furniture, fixtures and equipment in the Premises prior to the Substantial Completion Date. Landlord will give to Tenant at least 30 days’ advance notice of Landlord’s projected date of such Substantial Completion granting access to the Premises to Tenant and its contractors to perform such installations. Tenant and its contractors may have access to the Premises prior to the Commencement Date to perform such installations provided that (i) Tenant complies with its obligations under Article 8 and Article 15 of this Lease, and (ii) Tenant hereby acknowledges that such access and installation may cause Tenant Delay.

20.7. Provided that (i) no Default has occurred or (ii) if a Default has occurred, Tenant has previously cured it in full or Landlord has have waived such Default, Landlord will (a) credit against any amount otherwise due to Landlord from Tenant as contemplated by this Article 20, including, but not limited to, Landlord’s price to perform Tenant’s Work, up to an amount equal to the balance of $785,790.00 [$30.00 x 26,193 RSF] net of Landlord’s fee contemplated by Section 20.4 above, which amount is referred to as “Landlord’s Contribution”. If the total amount of Landlord’s price to perform Tenant’s Work is less than or equal to Landlord’s

Contribution, Landlord will pay 100% of each of Landlord’s general contractor’s invoices for the construction of Tenant’s Work. If the total amount of Landlord’s price to perform Tenant’s Work is more than Landlord’s Contribution, Landlord will promptly deliver a complete copy of each invoice of Landlord’s general contractor to Tenant, and Landlord will credit and fund payment of that amount of each such invoice which bears the same ratio to the total amount of the respective invoice as Landlord’s Contribution payable to Landlord’s general contractor bears to the total amount of Landlord’s price to perform Tenant’s Work; and at the same time, Tenant will fund payment of the balance of the respective invoice by paying such balance to Landlord, as Additional Rent, within 30 days after the delivery of the copy of the respective invoice to Tenant.

20.8. Landlord will provide an architectural allowance up to an amount of $2,095.40 [$0.10 x 20,954 usable square feet], which will be paid to Tenant within 30 days after submission to Landlord of a copy of an invoice from Tenant’s architect.

ARTICLE 21. REAL ESTATE BROKERS

Tenant and Landlord each represents that, except for The Garibaldi Group, LLC (“Landlord’s Broker”) and Lee & Associates (“Tenant’s Broker”), neither party has dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant and Landlord each hereby agrees to indemnify, protect, defend and hold each other, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord will be responsible to Landlord’s Broker and Tenant’s Broker but only in accordance with and to the extent as provided in separate agreement(s) entered into between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker.

ARTICLE 22. MORTGAGEE PROTECTION

22.1. This Lease will, at Landlord’s option, or at the option of any holder of any underlying lease or holder of any mortgages or trust deed, be subject and subordinate to any such underlying leases and to any such mortgages or trust deed which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of the underlying leases and the mortgages or trust deed, provided that an SNDA (as defined below) is executed by the holder of any such underlying lease or mortgage or trust deed as provided below.

22.2. Landlord will obtain from all future ground lessors and mortgagees, a non-disturbance agreement executed and delivered by such ground lessors and mortgagees, which provides that so long as Tenant is not in default in the payment of Rent and the performance and observance of all covenants, conditions, provisions, terms, and agreements to be performed or observed by Tenant under this Lease, the holder of such ground leases and mortgages will not interfere with, hinder, or molest Tenant’s right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Premises and all portions thereof, and to conduct its business therein in accordance with the covenants, conditions, provisions, terms and agreements of this Lease. The lien of any such ground lease or mortgage will not cover any of Tenant’s trade fixtures or personal property located in or on the Premises.

ARTICLE 23. NOTICES

23.1. All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing sent by Federal Express or other overnight courier service, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid.

23.2. All notices, demands or requests to be sent pursuant to this Lease will be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed below:

(A)	Notices to Landlord will be addressed:

Somerset Holmdel Development I Urban Renewal, L.P.
101 Crawfords Corner Road
Holmdel, NJ 07733
Attn.: Ralph Zucker

with a copy to the following:

Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
Red Bank, NJ 07701-6777
Attn.: Laurence I. Rothstein, Esq.

(B)	Notices to Tenant will be addressed:

Acacia Communications, Inc.
Three Clock Tower Place, Suite 100
Maynard, MA 01754
Attn.: Janene I. Asgeirsson, Vice President, General Counsel

with a copy to the following:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Douglas Burton, Esq.

23.3. If notices, demands or requests are sent by registered or certified mail, said notices, demands or requests will be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given will commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of notice, demand or request sent.

23.4. Notices may also be served by personal service upon any officer, director or partner of Tenant or in the case of delivery by Federal Express or other overnight courier service, notices will be effective upon acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant or upon refusal of such delivery. A notice given by counsel for Landlord or Tenant will be deemed a valid notice if addressed and sent in accordance with the provisions of this Article.

23.5. By giving to the other party at least 30 days’ written notice thereof, either party will have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address will be within the United States of America.

ARTICLE 24. SIGNAGE

24.1. Tenant’s name and the names of any subtenant of Tenant, at Landlord’s cost and expense, will be included for identification purposes on a suitable number of listing on any Landlord controlled Building directory.

24.2. Tenant, at Tenant’s cost and expense, will be provided suite signage subject to Landlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed.

ARTICLE 25. ENVIRONMENTAL

25.1. Tenant will, at Tenant’s own expense, promptly comply with each and every federal, state, county and municipal environmental law, ordinance, rule, regulation, order, directive and requirement, now or hereafter existing (collectively, “Environmental Laws”), applicable to the Premises and the Storage Space, Tenant, Tenant’s operations at the Premises and the Storage Space, or all of them, provided however that in no event will Tenant have any obligations for compliance with respect to any condition not caused by Tenant or Tenant’s Representative (as defined below) or not relating to Tenant’s or Tenant Representative’s use or occupancy of the Premises, or any substances or materials not brought to the Premises by Tenant or a Tenant’s Representative, except to the extent Tenant or Tenant Representatives exacerbates such condition, substances or materials, in which case Tenant will be responsible, at Tenant’s own expense, for compliance with Environmental Laws to the scope and extent of such exacerbation.

25.2. Tenant hereby represents and warrants that its North American Industry Classification System (“NAICS”) No. is 334210 and that Tenant will not generate, manufacture, refine, transport, treat, store, handle or dispose of “hazardous substances” as the same are defined under Environmental Laws, including but not limited to the Industrial Site Recovery Act (“ISRA”) (N.J.S.A. 13:1K-6, et seq.) and the regulations promulgated pursuant thereto, except in accordance with all applicable Environmental Laws. Tenant hereby agrees that it will not make any changes in the nature of the business to be conducted at the Premises that would result in a change from a non-ISRA to an ISRA-subject NAICS without the written consent of Landlord.

25.3. At no expense to Landlord or Tenant as the case may be, Tenant and Landlord will promptly provide each other with all information and sign all documents reasonably requested by Landlord or Tenant, as the case may be, with respect to compliance with Environmental Laws and the Premises, the Storage Space, and Project.

25.4. Tenant will permit Landlord and its representatives reasonable access to the Premises and the Storage Space from time to time to conduct an environmental assessment,

investigation and sampling at Landlord’s own expense, upon giving reasonable advance notice to Tenant and at such times so as to minimize so far as may be reasonably under the circumstances any disturbance to Tenant’s operations.

25.5. Should any assessment, investigation or sampling reveal the existence of any spill, discharge or placement of hazardous substances in, on, under, or about, or migrating from or onto the Premises, the Storage Space, the Building or the Project, as a result of the action or omission of Tenant or any shareholder, officer, director, member, partner, employee, agent, licensee, assignee, subtenant or invitee of Tenant or any third party for whom Tenant is legally responsible (individually a “Tenant Representative”) then, without limitation to and not in place of any rights Landlord may have under Article 10 of this Lease, Tenant will, at Tenant’s own expense, in accordance with Environmental Laws, promptly undertake all action required under applicable Environmental Laws, including, without limitation, to the extent applicable, obtaining and delivering to Landlord an unrestricted use Response Action Outcome determination from a Licensed Site Remediation Professional (“LSRP”) with respect to the hazardous substances present as a result of the act or omission of Tenant or a Tenant’s Representative. In no event will any of Tenant’s remedial action involve engineering or institutional controls, a groundwater classification exception area or well restriction area, and Tenant’s remedial action will meet all governmental requirements in connection therewith. Promptly upon completion of all required investigatory and remedial activities, Tenant will, at Tenant’s own expense, to Landlord’s reasonable satisfaction, restore the affected areas of the Premises, the Storage Space, or the Land, as the case may be, to their condition prior to the investigatory or remedial work.

25.6. Upon Landlord’s request, if at all, Tenant will complete, execute and deliver to Landlord an environmental questionnaire in form and substance reasonably satisfactory to Landlord.

25.7. During the Term, promptly upon receipt by Tenant or Tenant’s Representatives, Tenant will deliver to Landlord all material environmental documentation concerning the Premises the Storage Space, and/or the Land, in the possession or under the control of Tenant, including, without limitation, plans, reports, correspondence and submissions concerning or generated by or on behalf of Tenant, whether currently or hereafter existing. In addition, Tenant will promptly notify Landlord of any release, discharge of Hazardous Materials, or violation of Environmental Laws of which Tenant has knowledge, which exist in, on, under, or about, or migrating from or onto the Building, the Premises, the Storage Space, or the Land.

25.8. Notwithstanding anything to the contrary set forth in this Lease, if Tenant is required by applicable law to undertake any sampling, assessment, investigation or remediation with respect to the Premises, the Building, the Storage Space, or the Land, as the case may be, and Tenant fails to diligently perform same, then, Landlord will have the right, following 15 days’ prior written notice to Tenant, to perform such activities at Tenant’s expense, and all reasonable sums incurred by Landlord will be paid by Tenant, as Additional Rent, upon demand.

25.9. Tenant will indemnify, defend and hold harmless Landlord, Landlord’s officers, directors, shareholders, employees and legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, counsel, engineering and other professional or expert fees, which an indemnified party may incur resulting directly or indirectly, wholly or partly from Tenant’s actions or omissions with regard to Tenant’s obligations under this Article 25.

25.10. This Article 25 will survive the expiration or earlier termination of this Lease. Tenant’s failure to abide by the terms of this Article will be restrainable or enforceable, as the case may be, by injunction.

ARTICLE 26. PARKING

Without additional charges of any kind therefor, Tenant, its employees, agents, and invitees will be entitled during the Term to use 84 undesignated and unreserved parking spaces (4 spaces per 1,000 usable square feet) in the parking area designated as the “North Parking Field”. All parking privileges will be subject to Landlord’s Rules and Regulations, during the Term.

ARTICLE 27. OFAC COMPLIANCE

Tenant represents and warrants to Landlord (i) that neither Tenant nor any person or entity that directly owns a 10% percent or greater equity interest in Tenant nor any of its officers, directors or managing members is a person or entity (collectively, “Tenant and Others in Interest”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 (the “Executive Order”) and titled, “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that Tenant and Others in Interest’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 of the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the Term, Tenant will comply with the Executive Order and with the Money Laundering Act.

ARTICLE 28. RENEWAL OPTION

28.1. If the Term of this Lease is then in full force and effect and Tenant is not in Default, Tenant will have will have the option to extend the term of this Lease for 2 successive, 5 year periods commencing on the first day following the Expiration Date and ending on the date which is 5 years thereafter (each hereinafter called a “Renewal Term”), provided however that Tenant will give Landlord notice of Tenant’s election to extend the term no later than 12 months prior to the Expiration Date, time being of the essence.

28.2. Such extension of the Term will be upon the same covenants and conditions, as set forth in this Lease except for the Fixed Rent (which will be determined in the manner set forth below), and except that Tenant will have no further right to extend the Term after the exercise of the option(s) described in Section 28.1 above. If Tenant timely gives notice of its election to extend the Term, the Renewal Term will be added to and become a part of the Term and any reference in this Lease to the “Term of this Lease” or any similar expression will be deemed to include such Renewal Term, and, in addition, the Expiration Date will thereafter mean the last day of such Renewal Term. Landlord will have no obligation to perform any alteration or preparatory or other work in and to the Premises or provide a tenant improvement allowance and Tenant will continue possession of the Premises in its “as is” condition.

28.3. If Tenant exercises its option for the Renewal Term, the Fixed Rent during the Renewal Term will be the fair market rent for the Premises, as hereinafter defined.

28.4. Landlord and Tenant will use commercially reasonable efforts, within 30 days after Landlord receives Tenant’s notice of its election to extend the Term for the Renewal Term (“Negotiation Period”), to agree upon the Fixed Rent to be paid by Tenant during the Renewal Term. If Landlord and Tenant agree upon the Fixed Rent for the Renewal Term, the parties will promptly execute an amendment to this Lease stating the Fixed Rent for the Renewal Term.

28.5. If the parties are unable to agree on the Fixed Rent for the Renewal Term during the Negotiation Period, within 15 days after notice from the other party, given after expiration of the Negotiation Period, each party, at its cost and upon notice to the other party, will appoint a person to act as an appraiser hereunder, to determine the fair market rent for the Premises for the Renewal Term. Each such person will be a real estate broker or appraiser with at least 10 years’ active commercial real estate appraisal or brokerage experience (involving the leasing of office space as agent for both landlords and Tenants) in Monmouth County, New Jersey. Each notice containing the name of a person to act as appraiser will contain also the person’s address. If a party does not appoint a person to act as an appraiser within the 15-day period, the person appointed by the other party will be the sole appraiser and will determine the fair market rent. Before proceeding to establish the fair market rent, the appraisers will subscribe and swear to an oath fairly and impartially to determine the fair market rent. If the 2 appraisers are appointed by the parties, they will meet promptly and attempt to determine the fair market rent. If they are unable to agree within 45 days after the appointment of the second appraiser, they will attempt to select a third person meeting the qualifications stated above in this Section 28.5 within 15 days after the last day the 2 appraisers are given to determine the fair market rent. If they are unable to agree on the 3rd person to act as appraiser within the 15-day period, the 3rd person will be appointed by the American Arbitration Association (“Association”), upon the application of Landlord or Tenant to the office of the Association nearest the Building. The person appointed to act as appraiser by the Association will be required to meet the qualifications stated above in this Section 28.5. Each of the parties will bear 50% of the cost of appointing the 3rd appraiser and of paying the 3rd appraiser. The 3rd appraiser, however selected, will be required to take an oath similar to that described above in this Section 28.5. The 3 appraisers will meet and determine the fair market rent. A decision in which 2 of the 3 appraisers concur will be binding and conclusive upon the parties. In deciding the dispute, the appraisers will act in accordance with the rules then in force of the Association, subject however, to such limitations as may be placed on them by the provisions of this Lease. Notwithstanding the foregoing, in no event will the Fixed Rent during the Renewal Term be less than the Fixed Rent during the last year of the Term immediately preceding the Renewal Term.

28.6. After the fair market rent for the Renewal Term has been determined by the appraiser or appraisers and the appraiser or appraisers have notified the Parties, at the request of either party, both Parties will execute and deliver to each other an amendment of this Lease stating the Fixed Rent for the Renewal Term.

28.7. If the Fixed Rent for the Renewal Term has not been agreed to or established prior to the commencement of the Renewal Term, Tenant will pay to Landlord, in monthly installments, an annual rent (“Temporary Rent”) which Temporary Rent will be equal to the monthly Fixed Rent payable by Tenant for the last year of the Term immediately preceding the Renewal Term. Thereafter, if the Parties agree upon a Fixed Rent, or the Fixed Rent is established upon the determination of the fair market rent by the appraiser or appraisers, at a rate at variance with the Temporary Rent, (i) if such Fixed Rent is greater than the Temporary Rent, Tenant will promptly pay to Landlord the difference between the Fixed Basic Rent determined by agreement or the appraisal process and the Temporary Rent, or (ii) if such Fixed Basic Rent is less than the Temporary Rent, Landlord will credit to Tenant’s subsequent monthly installments of Fixed Rent the difference between the Temporary Rent and the Fixed Basic Rent determined by agreement or the appraisal process.

28.8. In describing the fair market rent during the Renewal Term, the appraiser or appraisers will be required to take into account the rentals at which lease renewals are then being concluded (as of the last day of the Term) (for 5 year leases without renewal options with the landlord and tenant each acting prudently, with knowledge and for self-interest, and assuming that neither is under undue duress) for comparable Class A Office buildings, 100,000 sf or greater in Monmouth County, New Jersey and/or other multi-use properties located within a 10 mile radius of Bell Works, such as 1 & 2 Tower Center in East Brunswick, Middlesex County, New Jersey.

28.9. The option granted to Tenant under this Article 28 may be exercised only by Tenant, its permitted successors and assigns, and not by any subtenant or any successor to the interest of Tenant by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Tenant or substantially all of Tenant’s property. Tenant will have no right to exercise this option granted to Tenant under this Article 28 unless Tenant cures any default within the applicable grace period.

ARTICLE 29. CONDOMINIUM ASSOCIATION

29.1. Tenant acknowledges that the Premises may be a single or partial condominium unit within the condominium development known as the Bell Works Condominium (“Condominium”). As such, Tenant acknowledges and agrees as follows:

(A) This Lease, and Tenant’s rights hereunder, will be subject and subordinate to any and all documents governing the maintenance, operation, and use of the Condominium, including without limitation that certain “Master Deed for Bell Works Condominium” to be recorded in the Monmouth County Clerk’s Office; the By-Laws and Articles of Incorporation for the Bell Works Condominium Association, Inc. (“Association”); and any rules or regulations promulgated by or on behalf of the Association, whether recorded or unrecorded (collectively, and as all may be amended or supplemented from time to time, the “Condominium Documents”).

(B) As part of the Condominium, the Premises will be subject to periodic assessments, both regular and special, and all assessments will be deemed operating costs for purposes of this Lease and subject to the provisions Article 4 of this Lease. To the extent that any special assessment is payable in installments, Tenant will be liable solely for those installments that are due and payable during the Term.

(C) Pursuant to the Condominium Documents, all maintenance, repair, and replacement of the structural and common portions of the Condominium, including without limitation the parking areas, common hallways, and elevators, will be under the sole control of the Association. Therefore, and notwithstanding anything to the contrary contained in this Lease, Landlord’s sole responsibility with respect to maintenance, repair, and replacement of Common Areas and the structural portions of the Building will be to use reasonable efforts to enforce the obligations of the Association to maintain such portions of the Condominium. Landlord will not be liable for the failure by the Association to maintain any portion of the Condominium, other than a failure of Landlord to use reasonable efforts to enforce the Association’s obligations.

(D) Any violation of the Condominium Documents by Tenant will be deemed an immediate default hereunder, subject only to a cure period equal to the shorter of (i) 10 days after written notice or (ii) the period set forth in the applicable Condominium Document. Tenant will indemnify, defend, and hold Landlord harmless from and against any and all claims, liabilities, losses, damages, or penalties asserted suffered by or claimed against Landlord arising out of any violation or claimed violation of the Condominium Documents by Tenant or any of Tenant’s employees, officers, agents, licensees, invitees, or contractors.

ARTICLE 30. SABBATH PROVISIONS

30.1. Tenant is willing to assist Landlord in fulfilling the prohibition against a person of the Jewish faith engaging in prohibited work activities on the Jewish Sabbath and certain Jewish holidays by agreeing that the property manager (and other support staff) employed by Landlord in connection with the operation and maintenance of the Common Areas and/or providing services, repairs, maintenance, etc., to the Premises in accordance with the provisions of this Lease will for purposes of this Article and for no other purpose also be considered employees of Tenant and a portion of the Rent paid by Tenant to Landlord will serve as Tenant’s remuneration for such employees, provided, however that nothing in this Article will create an employer-employee relationship under common law or any other law and neither the property manager or other support staff will have any rights under this Lease or be a third-party beneficiary with respect to anything contained in this Lease. Landlord and Tenant acknowledge and agree that the provisions of this Article 30 are not intended to create a legal obligation on Landlord or Tenant, nor will any indemnification obligations concerning Tenant’s employees otherwise provided for in this Lease apply to the foregoing property manager (and other support staff) employed by Landlord; accordingly, the covenants made by Tenant and contained in this Article 30 will not be enforceable in a court of law or equity. At any time during the Term, the provisions of this Article 30 may be terminated by Landlord on not less than 30 days’ written notice to Tenant. Compliance with this Article 30 will not result in any increased cost to Tenant.

30.2. Landlord will indemnify, defend and hold harmless Tenant and Tenant’s officers, directors, shareholders, employees and legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, attorneys’ fees and costs, arising from or related to Article 30 of this Lease and the provisions thereof.

ARTICLE 31. ROOF RIGHTS

31.1. Except as set forth in this Article 31, Tenant will have no right to utilize the roof of the Building for any purpose without Landlord’s consent, which will not be unreasonably withheld or delayed.

31.2. In connection with Tenant’s request to utilize the roof for the purpose of installing transmission and/or reception equipment, the following will apply:

(A) Without limiting any other provision of this Lease, Tenant will have the non-exclusive right to install antennas, satellite dishes, or other telecommunications equipment (individually and collectively, the “Antenna”) on the roof of the Building (including necessary connection to the Premises) for use by Tenant, provided any such installations will be subject to Landlord’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed. Any Antenna will be installed in accordance with all applicable Laws. Tenant will remove such Antenna at the expiration or earlier termination of this Lease and Tenant will repair any damage to the roof caused by such removal. Prior to making any installations on the roof of the Building, Tenant will use a roofing contractor for all work to be performed by Tenant on the roof of the Building approved by Landlord, which approval will not be unreasonably withheld.

(B) Tenant will furnish detailed plans and specifications for the Antenna (or any modifications thereof) to Landlord for its approval. The parties agree that Tenant’s use of the rooftop of the Building is a non-exclusive use and Landlord may permit the use of any other portion of the roof to any other person for any use including installation of other antennas and support equipment. Landlord will use its commercially reasonable efforts to insure that such other persons do not interfere with Tenant’s Antenna. Likewise, Tenant will use its commercially reasonable efforts to insure that its use of the rooftop does not impair any other person’s data transmission and reception via its respective antennas and support equipment. If Tenant’s construction, installation, maintenance, repair, operation or use of the Antenna interferes with the rights of Landlord (including, without limitation, Landlord’s right to reasonable use the remainder of the roof), Tenant will cooperate with Landlord or such other tenants in eliminating such interference; provided, however, the cost of remedying such interference will be borne by whichever party last installed its equipment on the roof causing such interference.

(C) In connection with the installation, maintenance and operation of the Antenna, Tenant, at Tenant’s sole cost and expense, will comply with all applicable Laws and will procure, maintain and pay for all permits required therefor, and Landlord makes no warranties whatsoever as to the permissibility of an Antenna under applicable Laws or the suitability of the roof of the Building for the installation thereof. If Landlord’s structural engineer deems it reasonably necessary that there be structural reinforcement of the roof in connection with the installation of the Antenna, Landlord will perform same at Tenant’s cost and expense and Tenant will not perform any such installation prior to the completion of any such structural reinforcement. The installation of the Antenna will be subject to the provisions of Article 9 applicable to alterations and installations, except that Landlord need not notify Tenant whether Tenant must remove the Antenna at the end of the Term, it being the intent of the parties that Tenant will remove the Antenna at the end of the Term and repair any damage to the Building resulting from such installation and removal. For the purpose of installing, servicing or repairing the Antenna, Tenant will have access to the rooftop of the Building using contractors reasonably approved by Landlord at all times during the Term. Tenant will pay for all electrical service required for Tenant’s use of the Antenna.

(D) Tenant, at its sole cost and expense, will promptly repair any and all damage to the rooftop or to any other part of the Building caused by the installation, maintenance and repair, operation or removal of the Antenna. Tenant will be responsible for all costs and expense for repairs of the roof which result from Tenant’s use of the roof for the construction, installation, maintenance, repair, operation and use of the Antenna. All installations made by Tenant on the rooftop or in any other part of the Building pursuant to the provisions of this Article 31 will be at the sole risk of Tenant, and neither Landlord, nor any agent or employee of Landlord, will be responsible or liable for any injury or damage to, or arising out of, the Antenna. Tenant’s indemnity under Section 16.2 of this Lease will apply with respect to the installation, maintenance, operations, presence or removal of the Antenna by Tenant. In addition, any costs incurred by Landlord to repair the roof as required herein after the expiration of the Term will be borne solely by Tenant.

(E) Upon the expiration of the Term, the Antenna will be removed by Tenant at its sole cost and expense, and Tenant will repair any damage to the rooftop or any other portions of the Building to substantially their condition immediately prior to Tenant’s installation of the Antenna (ordinary wear and tear, and damage by fire or other casualty (which is subject to Article 13) excepted).

(F) If the installation of the Antenna or act or omission relating thereto should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, Tenant will reimburse Landlord for any loss or damage sustained or costs or expenses incurred.

31.3. The rights granted in this Article 31 are given in connection with, and as part of the rights created under this Lease and are not separately transferable or assignable.

ARTICLE 32. SECURITY DEPOSIT

32.1. Tenant, on or before the Commencement Date, will deliver to Landlord the sum of $307,767.78 (“Security Deposit”) as security for Tenant’s full and faithful performance of all obligations under this Lease and any renewals or extensions of this Lease in the form of an irrevocable stand-by letter or credit (“Letter of Credit) as set forth in Section 32.3 of this Lease. Landlord, in its sole discretion, may draw upon the Security Deposit to cure any Default under this Lease. If any such application is made, upon notice by Landlord to Tenant, Tenant, within 10 days of Landlord’s demand, will promptly replace the amount so applied in the form of an additional letter of credit with the same terms. The Security Deposit will not be deemed an advance payment of Rent, nor a measure of damages for any default by Tenant under this Lease, nor will it be a bar or defense of any action which Landlord may at any time commence against Tenant. In the absence of evidence reasonably satisfactory to Landlord of an assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of this Lease.

Upon the transfer of Landlord’s interest under this Lease (and a copy of the written assumption by the transferee of Landlord’s obligations hereunder with respect to the Security Deposit sent by Landlord to Tenant), Landlord’s obligation to Tenant with respect to the Security Deposit will terminate upon assumption of such obligation by the transferee.

32.2. If Tenant is not in Default, the Security Deposit, or any balance thereof, will be returned to Tenant (or the Letter of Credit cancelled) within 30 days after the following:

(A) the expiration of the term of this Lease;

(B) the removal of Tenant and its property from the Premises;

(C) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; and

(D) the payment by Tenant of any outstanding Rent due pursuant to the Lease as computed by Landlord.

32.3. The Security Deposit contemplated by Section 32.1 of this Lease will be in the form of an irrevocable letter of credit in the amount of the Security Deposit for the benefit of the Landlord, draws upon which are conditioned only on Landlord’s certification of the occurrence of a Default that, at the time of the draw, has not been cured in full by the Tenant. The Letter of Credit will be issued by a reputable commercial bank operating in the State of New Jersey reasonably satisfactory to Landlord. Landlord agrees that Silicon Valley Bank is satisfactory to Landlord for purposes of issuing the Letter of Credit. The Letter of Credit will be for a term equal to the Term or, if the issuer of the Letter of Credit regularly and customarily only issues letters of credit for shorter terms, for the longest of such shorter regular and customary terms, but in no event for a term shorter than 1 year. If the Letter of Credit is issued for a term shorter than the Term, Tenant will obtain and deliver to Landlord a renewal Letter of Credit for a term equal to the shorter of (i) the balance of the Term or (ii) the longest of the issuer’s regular and customary terms, no later than 30 days prior to expiration of the term of the then current Letter of Credit. The Letter of Credit may in the alternative contain a so-called “evergreen” provision for automatic extension under the terms and conditions of the Letter of Credit. If Tenant fails to obtain and deliver to Landlord on a timely basis any such conforming renewal Letter of Credit, Landlord may, upon the applicable notice and cure period set forth herein, draw 100% of the then current Letter of Credit and hold the proceeds as a cash Security Deposit. If the Letter of Credit has expired by its terms and has not been renewed or replaced by a Letter of Credit that complies with the requirements of this Section 32.3 or with a cash Security Deposit, then such will constitute a Default. Provided that there has been no Default at any time during the Term, on the 2nd anniversary of the Rent Commencement Date, Tenant will have the right to replace the Letter of Credit with a new Letter of Credit (in accordance with requirements of this Article 32) or amend the existing Letter of Credit (and Landlord will cooperate reasonably, at no cost to Landlord, in connection with such a replacement or reduction) with a Letter of Credit in an amount equal to $160,664.88 [i.e., the original amount reduced by the sum of $147,549.36].

ARTICLE 33. MISCELLANEOUS

33.1. As a material inducement to Landlord to enter into this Lease, Tenant hereby waives its right to a trial by jury of any issues relating to or arising out of its obligations under this Lease or its occupancy of the Premises. Tenant acknowledges that it has read and understood the foregoing provision.

33.2. This Lease will not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of this Lease to Tenant does not constitute a reservation of or option for the Premises, except that it will constitute an irrevocable offer on the part of Tenant in effect for 15 days to lease the Premises on the terms and conditions herein contained.

33.3. Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord reasonable evidence of Tenant’s authority.

33.4. All Exhibits attached to this Lease will be deemed to be a part of this Lease and hereby incorporated herein.

33.5. This Lease will not be interpreted or construed more strictly against one party or the other merely by virtue of the fact that it was drafted by counsel to Landlord or Tenant; it being acknowledged and agreed that Landlord and Tenant have both contributed materially and substantially to the negotiation and drafting of this Lease.

33.6. This Lease, and the Exhibits attached to this Lease contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written. This Lease will not be modified except by a writing executed by Landlord and Tenant.

33.7. If a mortgagee of Landlord requires a modification of this Lease which in Tenant’s determination will not result in any increased cost or expense to Tenant or in any other adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that upon prior written notice to Tenant, this Lease may be so modified.

33.8. Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease will only be enforced against Landlord’s equity interest in the Building and in no event against any other assets of the Landlord, or Landlord’s officers or directors.

33.9. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due will be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s-right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises will reinstate, continue or extend the Term.

33.10. This Lease will be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

33.11. The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

33.12. This Lease will be construed in accordance with the laws of the State of New Jersey. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each item, covenant or condition of this Lease will be valid and be enforced to the fullest extent permitted by law.

33.13. In the event of any sale or other transfer of the Building, Landlord will be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, provided that all of Landlord’s obligations hereunder thereafter accruing are specifically assumed by the buyer or transferee.

33.14. If Tenant fails timely to perform any of its duties under this Lease or comply with the Rules or Regulations promulgated by landlord from time to time and of which Tenant has notice, Landlord will have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant upon prior written notice to Tenant, and all reasonable sums expended or reasonable expenses incurred by Landlord in performing such duty will be deemed to be Additional Rent under this Lease and will be due and payable on demand by Landlord.

33.15. Upon request from time to time (but no more than twice in any calendar year), Tenant will furnish current financial statements to Landlord with respect to Tenant, except that if Tenant is publicly traded, Tenant’s filings with the Securities and Exchange Commission or other applicable securities regulator will be deemed to satisfy Tenant’s obligations under this Section.

33.16. Except as expressly set forth in this Lease, Tenant will not use all or any portion of the roof or exterior walls of the Premises or the Building for any purpose.

33.17. Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord or Tenant be liable to the other for the payment of consequential, punitive or speculative damages, except as provided in Article 12 hereof with respect to Tenant’s holding over. If any action is brought by any party against any other party, relating to or arising out of this Lease, the prevailing party will be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.

33.18. This Lease may be executed in several counterparts, and all so executed will constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart. A facsimile or electronically transmitted copy of this Lease and any signatures hereon will be considered for all purposes as originals

ARTICLE 34. SUPPLEMENTAL COOLING SYSTEM

34.1. If, (i) no Default has occurred or (ii) if any Default has occurred, Tenant has previously cured it in full or Landlord has waived it, Landlord hereby grants to the Tenant a non-exclusive license (the “Supplemental Cooling System License”) subject to the following:

(A) During the Term, at Tenant’s sole cost and expense, Tenant may install, maintain and replace a single supplemental heating and cooling system and associated equipment (“Supplemental Cooling System”) utilizing the roof of the Building, utility rooms and areas above the ceiling of the Premises, at such locations to be approved by Landlord in its sole discretion (“Supplemental Cooling System Licensed Areas”) in accordance with plans to be submitted by Tenant to Landlord regarding the installation (or, when applicable, the replacement) of the Supplemental Cooling System, which will include Supplemental Cooling System specifications, the location of the Supplemental Cooling System equipment, a coolant and condensate piping diagram, an electrical/cabling routing diagram, a diagram of the means of support for the condensing unit to be placed on the roof of the Building, and the location of the devices the Supplemental Cooling System is intended to serve (collectively, the “Supplemental Cooling System Plan”);

(B) During the Term, Tenant will use and operate the Supplemental Cooling System exclusively to provide cooling to equipment rooms (not cooling of people) in the Premises (the “Supplemental Cooling System Licensed Use”); and

(C) Tenant will be permitted access to the Supplemental Cooling System Licensed Areas as may be necessary to accomplish the foregoing.

34.2. Landlord is making the Supplemental Cooling System Licensed Areas available to Tenant under the Supplemental Cooling System License granted under this Article 34 in the Supplemental Cooling System Licensed Areas’ present “AS IS” condition. Landlord makes no warranty or representation that the Supplemental Cooling System Licensed Areas are suitable for the Supplemental Cooling System Licensed Use. Tenant will make whatever examination and study Tenant deems necessary or appropriate to ascertain whether the Supplemental Cooling System Licensed Areas are suitable for the Supplemental Cooling System Licensed Use. The Supplemental Cooling System License granted under this Article 34 is not exclusive; and Landlord reserves the right to grant, renew or extend similar or dissimilar licenses to any and all other tenants. Tenant’s availing itself of any rights or incurring any obligations under or in connection with the Supplemental Cooling System License granted under this Article 34 will be exclusively at Tenant’s expense and risk. During the Supplemental Cooling System License, Tenant will: (i) maintain and repair both the Supplemental Cooling System and the Supplemental Cooling System Licensed Areas; (ii) not damage the electrical or other systems or the structure of the Building in the course of installation, maintenance, operation, replacement, or removal of the Supplemental Cooling System; and (iii) comply with all applicable Laws regarding the Supplemental Cooling System or its installation, replacement, maintenance, removal or use. Prior to installation, Tenant will provide Landlord with 1 complete copy of each of the Supplemental Cooling System’s full specifications, installation manual, operational manual and any other manual provided by the manufacturer or installer and intended for the end user.

34.3. If the Supplemental Cooling System Plan requires penetration of the Building’s roof for the installation of any component of the Supplemental Cooling System and related piping and wiring, Tenant will, at its sole cost and expense, utilize a roofing contractor selected by Landlord to perform any roof penetration and restoration work (including any restoration required by Section 11 of this Lease in connection with the removal of same). Tenant will cause the Supplemental Cooling System Plan to show the installation of rooftop walkways between the Building’s nearest roof access and the equipment installed for the purpose of obviating wear and tear on the roof by contractors and technicians servicing the equipment from time to time and will cause them to be installed; and, again utilizing a roofing contractor selected by Landlord, Tenant will, at its sole cost and expense, restore the roof in a good and workmanlike manner to the condition it was in prior to the penetration, achieving full weatherproofing in the area of the penetration.

34.4. Notwithstanding anything to the contrary set forth in this Article 34, Tenant will:

(A) be limited to a maximum of 1 roof penetration for ducts, piping and wiring;

(B) not install any component of the Supplemental Cooling System of such a size and weight that, in the reasonable opinion of Landlord’s engineer or architect, would require any structural reinforcement of the Building or any of its components;

(C) not remove, except to repair or replace, any component of the Supplemental Cooling System without the prior written consent of Landlord, which consent may be withheld for any reason in the sole discretion of Landlord; and

(D) upon termination of the Term, at the sole option of Landlord, at Tenant’s sole cost and expense, remove the Supplemental Cooling System from the Supplemental Cooling System Licensed Areas and restore: (i) any portions of the Supplemental Cooling System Licensed Areas, the Building and the Real Property damaged in the process, and (ii) the Supplemental Cooling System Licensed Areas substantially to their condition immediately prior to the commencement of the installation of the Supplemental Cooling System, reasonable wear and use excepted, including, but not limited to, utilizing a roofing contractor selected by Landlord, restoring the roof in a good and workmanlike manner to the condition it was in prior to the penetration, achieving full weatherproofing in the area of the penetration.

ARTICLE 35. EXPANSION OPTION

35.1. If no event of Default has occurred and is continuing, during the period of 18 months from the Commencement Date (“Reservation Period”), by written notice (“Election Notice”) from Tenant to Landlord provided on or before the expiration of the Reservation Period, time being of the essence, Tenant will have the option to lease all or a portion of the space consisting of approximately 45,968 rentable square feet on the 4th floor of Building 1 (“Reservation Space”), which Reservation Space is depicted on Exhibit “A”, under the rental rate terms, rental abatement terms, and tenant improvement terms as set forth in this Lease with respect to the Premises originally leased hereunder (with the Term pro-rated to reflect the amount of the remaining Term, excluding any Renewal Term from such proration). If Tenant elects to lease the Reservation Space from Landlord during the Reservation Period, all the obligations, terms, and conditions under this Lease will also apply to the Reservation Space, e.g., amount of Fixed Rent per RSF then-current as of the commencement date for the Reservation Space, except that as of the commencement date for the Reservation Space, (i) the Reservation Space will be deemed part of the Premises (ii) Tenant’s Share as provided in Section 4.1(I) of this Lease will be adjusted (iii) the Expiration Date will be extended to the date that is 60 full calendar month following the commencement date for the Reservation Space (exclusive of Tenant’s 2 Renewal Term options set forth in Section 28.1 so that Tenant will have such 2 Renewal Term options as set forth in Section 28 with respect to the Premises as it then includes the Reservation Space), and (iv) during the Term, on each anniversary of the commencement date for the Reservation Space, Fixed Rent will increase by $0.50 per RSF. Landlord and Tenant will enter into a written amendment to this Lease incorporating such revisions, within 10 days after Landlord’s receipt of the Election Notice.

35.2. If prior to the expiration of the Reservation Period, (i) Tenant has not provided an Election Notice or (ii) Tenant has provided an Election Notice for a portion of the Reservation Space, then in either event, provided that no event of Default has occurred and is continuing, commencing on the date following the expiration of the Reservation Period, Tenant is granted a right of first offer (“Right of First Offer”) to lease such portion(s) of Reservation Space (“Offer Space”), if and as same becomes available for lease, subject to the following terms and conditions:

35.3. At the time Tenant exercises the Right of First Offer:

(A) this Lease will be in full force and effect;

(B) no event of Default has occurred and is continuing;

(C) the Term has at least 5 years remaining thereafter, or, if not, Tenant has exercised its option to renew in accordance with Article 28, if such an option then exists; and

(D) Tenant’s then current financial condition, as revealed by its most recent financial statements (which will include quarterly and annual financial statements, including income statements, balance sheets, and cash flow statements), must demonstrate that either:

1.	Tenant’s net worth is at least equal to its net worth at the time this Lease was signed; or

2.	Tenant meets the financial criteria reasonably acceptable to Landlord.

35.4. Subject to the other terms of this Article 35, after any part of the Offer Space has or will “become available” for leasing by the Landlord in increments of not less than 1,000 rentable square feet, Landlord will not lease to another tenant that available portion of the Offer Space (“Available Offer Space”) without first offering Tenant the right to lease such Available Offer Space; provided, however, if the Available Offer Space contains more than 1,000 rentable square feet, in in no event will Landlord be obligated to reduce the square footage of the Available Offer Space. By way of example, if the Available Offer Space consists of 7,000 rentable square feet, but Tenant requests that the rentable square footage of the Available Offer Space be reduced so that it contains less than 7,000 rentable square feet, Landlord will not be obligated to reduce the rentable square footage of the Available Offer Space and Tenant will either accept or reject the First Offer Leasing Notice (as hereinafter defined in Section 35.5 of this Lease) with respect the Available Offer Space consisting of 7,000 rentable square feet.

(A) Offer Space will be deemed to “become available” when such space is vacant or the lease for any tenant of all or a portion of the Offer Space expires or is otherwise terminated.

(B) Notwithstanding Section 35.4(A), Offer Space will not be deemed to “become available” if the Offer Space is:

1.	assigned or subleased by the current tenant of the space; or

2.	re-let by the then current tenant of the space by renewal, extension, or renegotiation.

35.5. Landlord will not lease any such Available Offer Space to another tenant unless and until Landlord has first offered the Available Offer Space to Tenant in writing (“First Offer Leasing Notice”) and Tenant either rejects such offer or a period of 15 days has elapsed from the date that Tenant has received the First Offer Leasing Notice without Tenant having notified Landlord in writing of its acceptance of such First Offer Leasing Notice and supplied Landlord with its most recent quarterly or annual financial statements pursuant to Section 35.3(D) of this Lease, whichever event occurs first. The First Offer Leasing Notice will contain the following information:

(A) a description of the Available Offer Space (which description will include the rentable square footage amount and location of such Available Offer Space) and an attached floor plan that will depict the Available Offer Space;

(B) the date on which the Landlord expects the Available Offer Space to become available;

(C) the amount of fixed rent (per RSF) for the Available Offer Space proposed by Landlord, which will be Landlord’s reasonable determination of the fair market rental for such Available Offer Space; provided, however that the amount of fixed rent (per RSF) for the Offer Space will be as agreed to by Landlord and Tenant but Landlord will not be obligated to provide any free rent (or rent credit) or a contribution towards Tenant’s improvements to the Available Offer Space; however, if the parties are unable to agree upon the fair market rental value for the Available Offer Space within 30 days from the date that Tenant has received the First Offer Leasing Notice, the fair market rental value for the Available Offer Space will be determined in accordance with Section 35.10 of this Lease; and

(D) The increase in Tenant’s Share.

35.6. If Tenant timely delivers to Landlord, in accordance with the conditions of this Article 35, written notice of Tenant’s exercise of the Right of First Offer for all of the Available Offer Space (along with Tenant’s financial statements pursuant to Section 35.3(D) of this Lease, and Landlord determines that Tenant meets all of the conditions provided in this Article 35, the Available Offer Space will be deemed added to the Premises and subject to the terms and conditions in this Lease, with the exceptions of those Lease modifications set forth in Section 35.8 of this Lease and the provisions set forth in Article 36 of this Lease.

35.7. If Tenant declines or fails to duly and timely exercise its Right of First Offer or fails to meet all of the conditions provided in this Article 35, Landlord will thereafter be free to lease the Available Offer Space in portions or in its entirety to any third-party tenant at any time without regard to the restrictions in this Article 35 and on whatever terms and conditions Landlord may decide in its sole discretion.

35.8. If Tenant leases the Available Offer Space pursuant to the terms of this Article 35, all the obligations, terms, and conditions under this Lease will also apply to the Available Offer Space except that:

(A) the commencement date for the lease for the Available Offer Space (“Commencement Date for the Available Offer Space”) will be the day the Available Offer Space is delivered to Tenant broom clean, free of tenants or other occupants, and in its then “as is” condition;

(B) as of the Commencement Date for the Available Offer Space, the Available Offer Space will be deemed part of the Premises;

(C) as of the Commencement Date for the Available Offer Space, Tenant’s Share will be adjusted in accordance with Section 4.1(I) of this Lease;

(D) As of the Commencement Date for the Available Offer Space, the Fixed Rent will be increased to an amount by multiplying the rentable square footage dollar amount (determined in accordance with Section 35.5(C) of this Lease) for such Available Offer Space by the number of rentable square feet deemed by Landlord to be contained in the Available Offer Space taken by Tenant; and

(E) Article 20 of this Lease will not apply to the Available Offer Space.

35.9. Within 30 days after the Commencement Date for the Available Offer Space, Landlord and Tenant will confirm the following in a written amendment to this Lease:

(A) the Commencement Date for the Available Offer Space;

(B) the location and size of the Available Offer Space that was leased by Tenant with an exhibit attached depicting the Available Offer Space;

(C) the Fixed Rent to be paid by Tenant; and

(D) Tenant’s Share, as adjusted.

35.10. If, pursuant to Section 35.5 of this Lease, the parties are unable to agree upon the fair market rental value for the Available Offer Space within 30 days from the date that Tenant has received the First Offer Leasing Notice (the “Fair Market Discussion Period”), the fair market rental value for the Available Offer Space will be determined by the appraisal process as set forth in Section 28.5 of this Lease and each party will appoint its appraiser within 15 days of the last day of the Fair Market Discussion Period.

35.11. The provisions of this Article 35 are personal to Tenant and any assignee as part of a Permitted Assignment, and will become null and void upon the occurrence of an assignment of this Lease except in a Permitted Assignment, or with respect to the subtenant the provisions of this Article 35 will become null and void upon the occurrence of a sublet of all or a part of the Premises. The provisions of this Article 35 may not be exercised by any successor to the interest of Tenant by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Tenant or substantially all of Tenant’s property.

ARTICLE 36. GENERATOR

36.1. During the Term, Landlord hereby grants to Tenant a non-exclusive license (the “Generator License”) subject to the provisions set forth in this Article 36.

36.2. Landlord will connect the laboratory and information technology storage portions of the Premises (currently consisting of approximately 9,000 square feet) to the existing back-up generator(s) (individually and collectively, the “Generator”) serving the Building (the “Generator Work”) for the sole and exclusive purpose of providing up to 60 kw of emergency electrical power to the laboratory and information technology portions of the Premises during periods of electrical power outages affecting the laboratory and information technology portions of the Premises (“Generator Licensed Use”). Landlord will perform the Generator Work at Tenant’s cost, which cost will be included in the cost of Tenant’s Work. If the Premises is expanded to include the Reservation Space, the Available Offer Space, or both, the Generator License will include such additional laboratory space and information technology storage space contained in the Reservation Space, the Available Offer Space or both; provided, however, that in no event will Landlord be obligated to provide Tenant with more than 60 kw of emergency electrical power.

36.3. During the Term, Tenant acknowledges and agrees that it will use the Generator solely and exclusively for the Generator Licensed Use.

36.4. The Generator License granted by Landlord pursuant to Section 36.1 of this Lease is not exclusive; and Landlord hereby reserves the right to grant, renew, or extend similar or dissimilar licenses to any and all other persons; provided, however, that the Generator Licensed Use is unaffected.

36.5. Landlord is making the non-exclusive use of the Generator under the Generator License granted by this Article 36 in the generator’s present “AS IS” condition. Landlord makes no warranty or representation that the Generator is or will be suitable for the Generator Licensed Use. Tenant will make whatever examination and study Tenant deems necessary or appropriate to ascertain whether the Generator is or will be suitable for the Generator Licensed Use. Except as expressly set forth in the following sentence, Tenant’s availing itself of any rights or incurring any obligations under or in connection the provisions of this Article 36 will be exclusively at Tenant’s expense and risk. Tenant waives and releases all claims against Landlord with respect to all matters pertaining to this Article 36, including without limitation, the Generator and the Generator Licensed Use, except if such matters were caused solely by Landlord’s gross negligence or willful misconduct, and in no event will Landlord be liable for Tenant or anyone claiming by or through Tenant under any theory of tort, contract, strict liability or other legal or equitable theory for any lost profits, exemplary, punitive, special incidental, indirect or consequential damages.

36.6. Tenant acknowledges and agrees that (i) Landlord, pursuant to the provisions of this Article 36, is dedicating a portion, i.e., 60 kw, of the total Generator capacity, i.e., 1800 kw, for Tenant’s exclusive use and as a result thereof, during the Term, Tenant agrees to pay to Landlord as Additional Rent within 30 days of Landlord’s demand therefor, Tenant’s proportionate share of Landlord’s costs and expenses pertaining to the Generator (“Tenant’s Generator Share”); (ii) Tenant’s Generator Share will be calculated by a fraction, the numerator of which is the amount of kilowatts dedicated for Tenant’s exclusive use and the numerator of which is the total amount of kilowatts that the Generator is rated to produce, subject to adjustment from time to time; (iii) as of the date of this Lease, Tenant’s Generator Share is 3.33% (60 kw / 1800 kw); and (iv) the cost and expenses pertaining to the Generator (which will provide electrical power to certain Common Areas of the Project during periods of electrical power outages affecting the Project) will be included in Operating Expenses and in addition to Tenant’s Generator Share, Tenant will pay Tenant’s Share of such Operating Expenses in accordance with the provisions of Article 4 of this Lease.

36.7. For so long as the Generator License is in effect, Landlord will procure and keep in force a maintenance contract with respect to the Generator from a reputable and qualified third party contractor and Tenant, in addition to paying Tenant’s Share of such cost, Tenant will pay Landlord as Additional Rent within 30 days of Landlord’s demand therefor, Tenant’s Generator Share of the maintenance contract cost; provided, however that in no event will Tenant’s Generator Share of the maintenance contract cost and Tenant’s Share of Operating Expenses attributable to the Generator exceed $10,000.00 in any Lease Year.

ARTICLE 37. STORAGE SPACE

37.1. Subject to the provisions of this Article 37 and the provisions of Articles 11, 15, 16, and 25 of this Lease, Landlord hereby leases to Tenant approximately 400 RSF of storage space (“Storage Space”) on the Concourse Level of the Building in the approximate location as depicted on Exhibit “H”.

37.2. Tenant’s right to use the Storage Space will commence on the Commencement Date and terminate on the earlier of (i) 30 days’ prior written notice terminating Tenant’s lease of the Storage Space from either Landlord or Tenant to the other, or (ii) the expiration or earlier termination of the Term of this Lease.

37.3. During the Term, monthly rent for the Storage Space will be $500.00 ($15.00 per RSF) (“Storage Space Rent”), which will be payable in advance, without notice, on the first day of each month during the Term, at same place and in the same manner as the payment of Fixed Rent.

37.4. Tenant agrees to pay monthly, as Additional Rent, for electricity service usage by Tenant in the Storage Space, the cost of which is initially estimated to be $1.75 per RSF (per annum).

37.5. Tenant will use the Storage Space only for the storage and use of Tenant’s compressor unit and vacuum system subject to compliance by Tenant with the following conditions: (i) no noise in the Storage Space which, in the reasonable judgment of Landlord, might disturb other tenants or occupants of the Building will be made or permitted by Tenant, (ii) nothing will be done or permitted in the Storage Space by Tenant which would impair or interfere with the use or enjoyment of other portions of the Building by any tenant or occupant thereof, and (iii) the use of Tenant’s compressor in the Storage Space will be permitted by, and will be in compliance with, all applicable Laws. Tenant will use the Storage Space in a careful, safe and proper manner and install, at its sole cost and expense, any sound attenuation measures required to ensure that no noise will emanate from the Storage Space which might disturb other tenants or occupants of the Building. Tenant will not overload the floor of the Storage Space and agrees to be fully liable for any damages or losses sustained by Landlord as a result of any overloading by Tenant. Tenant will pay Landlord on demand for any damage to the Storage Space caused by misuse or abuse by Tenant, its agent or employees, or any other person entering the Storage Space under express or implied invitation of Tenant. Tenant will not utilize or permit the Storage Space to be used for any purposes prohibited by any applicable Laws. Tenant will not commit waste nor permit waste to be committed nor permit any nuisance in the Storage Space.

37.6. Landlord will provide a lock and key for the Storage Space; however, Tenant agrees that all property of Tenant kept, stored, or used in the Storage Space will be at the sole risk of Tenant and that Landlord will not be liable for any injury or damage to such property. Tenant will carry and maintain, at Tenant’s expense, insurance covering all property and equipment stored, used, or both in the Storage Space. On the Commencement Date Tenant will accept the Storage Space in its then “as-is” condition, without any further improvement by Landlord. Landlord makes no warranty or representation that the Storage Space will be suitable for any particular purpose.

37.7. Tenant will not sublease all or a portion of the Storage Space or assign its right to Lease the Storage Space.

37.8. Landlord reserves the right to relocate the Storage Space to substantially comparable space in the Building in close proximity to the Premises provided that the ability of the central utility delivery systems can deliver “product”, e.g., nitrogen gas, compressed air, to Tenant’s laboratory is unaffected by any relocation. Landlord will give Tenant a written notice of its intention to relocate the Storage Space and in such event Tenant will complete a relocation within 30 days after receipt of written notice. Landlord agrees to reimburse Tenant for its actual reasonable moving costs to such other storage space within the Building.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF Landlord and Tenant have caused this Lease to be executed the day and year first above written.

WITNESS:	TENANT:
ACACIA COMMUNICATIONS, INC.

/s/ Janene Asgeirsson	By:	/s/ John Gavin
Name: John Gavin
Title: CFO

WITNESS:	TENANT:
ACACIA COMMUNICATIONS, INC.

/s/ Janene Asgeirsson	By:	/s/ Raj Shanmugaraj
Name: Raj Shanmugaraj
Title: CEO

WITNESS:	LANDLORD:
SOMERSET HOLMDEL DEVELOPMENT I URBAN RENEWAL, L.P., a New Jersey limited partnership

By: Somerset Holmdel, LLC, its general partner

/s/ JKS	By:	/s/ Raphael Zucker
Name: Raphael Zucker
Title: Managing Member

EXHIBIT “A”

FLOOR PLAN OF PREMISES AND RESERVATION SPACE

EXHIBIT “B”

LANDLORD’S BASE BUILDING AND CORE IMPROVEMENTS WORK

•	Premises will be delivered demolished (partitions, reflective ceiling and HVAC)
•	Full height perimeter glass glazing (glass wall) provided around Premises
•	Core bathrooms on floor to be upgraded to meet code requirements
•	New VAV HVAC will be installed in Premises as needed
•	New building standard reflective ceiling will be installed at 9’ nominal height to include grid, lighting and sprinkler
•	Any costs associated with repairing or replacing window treatments, sills or glass
•	Any work necessary to bring the Building including the Premises into compliance with ADA and any other government regulations
•	Separate utilities or other services that would be separately metered to tenant
•	Core / Glass elevators to be modernized and upgraded
•	New floor covering to be installed in perimeter circulation corridor

EXHIBIT “B-1”

BUILDING STANDARD WORK LETTER

EXHIBIT “C”

CONFIRMATION AGREEMENT

THIS CONFIRMATION AGREEMENT, made as of this      day of                     , 20    , between SOMERSET HOLMDEL DEVELOPMENT I URBAN RENEWAL, L.P. (hereinafter called “Landlord”) and ACACIA COMMUNICATIONS, INC. (hereinafter called “Tenant”).

W  I  T  N  E  S  E  T  H:

WHEREAS, by a certain lease (hereinafter called the “Lease”), dated                          , 20    , Landlord leased to Tenant the Premises (as defined in the Lease”) consisting of a portion of the Building described in Exhibit “A” annexed to the Lease and located at 101 Crawfords Corner Road, Holmdel, Holmdel, New Jersey 07733; and

WHEREAS, Tenant is now in possession of the premises demised under the Lease; and

WHEREAS, under the Lease, Landlord and Tenant agreed to execute, acknowledge and deliver to each other an agreement setting forth the Commencement Date (as defined in the Lease), the Expiration Date of the initial term of the Lease and the Cancellation Period (as defined in the Lease);

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	The Commencement Date of the Lease is , 20 .

2.	The Expiration Date of the initial Term of Lease is , 20 .

3.	This Agreement will bind and insure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns.

4.	This Agreement contains the entire agreement between the parties and cannot be changed, modified, waived or canceled except by an agreement, in writing, executed by the party against whom enforcement of such modification, change, waiver or cancellation is sought.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF Landlord and Tenant have caused this Confirmation Agreement to be executed the day and year first above written.

WITNESS:	TENANT:
ACACIA COMMUNICATIONS, INC.

By:
Name:
Title:

WITNESS:	LANDLORD:
SOMERSET HOLMDEL DEVELOPMENT I URBAN RENEWAL, L.P., a New Jersey limited partnership

By: Somerset Holmdel, LLC, its general partner

By:
Name: Raphael Zucker
Title: Managing Member

EXHIBIT “D”

TENANT’S TAX PROJECTIONS

EXHIBIT “E”

OFFICE CLEANING SPECIFICATIONS AND FREQUENCIES

EXHIBIT “F”

RULES AND REGULATIONS

Tenant will faithfully observe and comply with the following Rules and Regulations:

1.	Except as otherwise provided in the Lease, no additional locks or bolts of any kind will be placed on any door in the Property or the Premises and no lock on any door therein will be changed or altered in any respect without the prior written consent of Landlord not to be unreasonably withheld. Tenant will provide Landlord with 2 sets of keys or access cards for an additional locks or bolts placed installed by or on behalf of Tenant. Landlord will furnish 2 keys for each lock on exterior doors to the Premises and will, on Tenant’s request and at Tenant’s expense, provide additional duplicate keys. All keys will be returned to Landlord upon the termination of this Lease and Tenant will give to Landlord the explanations of the combinations of all safes, vaults and combination locks remaining with the Premises. Landlord may at all times keep a pass key to the Premises. All entrance doors to the Premises will be left closed at all times and left locked when the Premises are not in use.

2.	Landlord reserves the right to close and keep locked all Building entrance and exit doors during hours when the Building is closed. Tenant, its employees and agents, must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other person entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has previously arranged a pass for access to the Building. Landlord and its agents will in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property. If Tenant desires telephones, burglar alarms, access systems or other electronic mechanical devises, the Landlord will, upon request direct where and how connections and all wiring for such services will be installed and no boring, cutting or installing of wires or cables is permitted without Landlord’s approval.

3.	Tenants may be required to show/use Landlord issued photo ID badges when accessing the upper floors of the Building.

4.	Landlord will have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects will, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property will be the sole responsibility of Tenant and any expense of said damage or injury will be borne by Tenant.

5.	All deliveries or shipments of any kind to and from the Premises, including loading and unloading of goods, will be made only by way of the rear of the Premises or at any such reasonable location designated by Landlord, and only at such reasonable times designated for such purpose by Landlord. All furniture, freight, packages, supplies, equipment and merchandise will be transported using the freight elevators in each elevator tower. Use of such freight elevators will be at no charge to Tenant. At no time will any deliveries or shipments be made using the passenger elevators. Tenant will provide the Management Office with no less than 24 hours’ prior notice of the need to utilize the freight elevator for loading and unloading of large shipments goods from the Premises. Notice need not be given for supplies, mail, overnight packages and other deliveries needed for normal business operations. Use of the freight elevators will not be exclusive and times for certain delivers may be restricted. Trailers and/or trucks servicing the Premises will remain parked in the Property only during those periods reasonably necessary to service Tenant’s operations, and then only in locations designated by Landlord.

6.	Landlord will have the right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7.	The requirements of Tenant will be attended to only upon application at the office location designated by Landlord. Employees of Landlord will not perform any work or do anything outside their regular duties unless under special instruction from Landlord.

8.	Tenant will not disturb, solicit, or canvass any other Tenant of the Building and will cooperate with Landlord or Landlord’s agents to prevent same.

9.	The toilet rooms, urinals, wash bowls and other apparatus will not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever will be thrown therein. Any cost due to misuse will be borne by Tenant.

10.	Tenant will not overload the floor of the Premises, nor mark, drive nails or screws or drill into the partitions, woodwork or plaster (with the exception of for the purposes of installing, photographs, artwork and wall hung monitors, etc.) or in any way deface the Premises or any part thereof without Landlord’s consent, which will not be unreasonably withheld.

11.	Tenant will not use any method of heating or air conditioning other than that which is supplied by Landlord, without the prior written consent of Landlord.

12.	Tenant will not use, keep, or permit to be used or kept, any foul or noxious gas, flammable, combustible, corrosive, caustic, poisonous, explosive or hazardous substance (except for those substances used in connection with Tenant’s business operations and cleaning solutions customarily used in Tenant’s business, and provided that Tenant only maintains on the Premises quantities necessary for such use and Tenant complies with all applicable laws governing the use, storage and disposal thereof) or cause or permit any odors to permeate in or emanate from the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Property by reason of light, radiation, magnetism, noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Property.

13.	Tenant will not bring into or keep within the Building or the Premises any animals, birds or reptiles with the exception of guide dogs accompanying visually handicapped persons.

14.	Cooking will not be done or permitted by any tenant on the Premises, nor will the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, UL approved equipment and microwave ovens may be used on the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants. Where cooking is a primary permitted use, venting will be required in accordance with applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors within the building which are objectionable to Landlord and other tenants.

15.	Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires will be allowed without the consent of Landlord, which will not be unreasonably withheld. The location of telephone, call boxes and other office equipment affixed to the Premises will be subject to the approval of Landlord.

16.	Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who will in any manner do any act in violation of any of these Rules and Regulations.

17.	Tenant, its employees and agents will not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and will use the same only as a means of ingress and egress for the Premises.

18.	Tenant will not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and will refrain from attempting to adjust any controls

19.	Tenant will store all trash and garbage within the interior of the Premises for pick up as part of the routine janitorial services. No material will be placed in the trash boxes or receptacles if material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal will be made only through entryways/exits and elevators provided for such purposes at such times as Landlord will designate. Tenant will comply with all recycling and reasonable green polices put into effect by the Landlord. Tenant will be responsible, at its sole cost and expense, for the pickup and disposal of any hazardous substances and Tenant will not dispose of any such hazardous substances in any trash or garbage receptacles located within the Project.

20.	Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

21.	Tenant will assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed when the Premises are not occupied.

22.	No awnings or other projections will be attached to the inside or outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens will be attached to or hung in, or used in connection with, any window or door of the Premises without prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent/LED and/or of a quality, type, design and bulb color approved by Landlord, which will not be unreasonably withheld.

23.	The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways and other public places in the Building will not be covered or obstructed by Tenant.

24.	The washing and/or detailing of or the installation of windshields, radios, telephones in or general work on automobiles will not be allowed on the Premises without prior consent of the Landlord.

25.	Outside food vendors will be allowed in the Building to service specific tenants, however under no circumstance will the food vendor display their products, leave advertising flyers and/or business cards in the common areas or parking lots or solicit other tenants. Any failure to comply with this rule will result in immediate permanent withdrawal of the vendor from the Property.

26.	It is the Tenant’s responsibility to inform its employees of items of importance/notices from the Landlord.

27.	Bell Works is a non-smoking facility. Tenant will comply with any non-smoking ordinance adopted by any applicable governmental authority. In addition, Landlord reserves the right to designate, in Landlord’s sole discretion, the only outside areas of the Premises or Project where smoking will be permitted.

28.	No sign, lettering, picture, notice or advertisement will be placed on any outside window or in a position to be visible from outside the Premises and if visible from the outside or public corridors within the Building will be installed in such manner and be of such character and style as Landlord approves in writing, subject to the terms of this Lease.

29.	Tenant will not use the name of the Building for a purpose other than Tenant’s business address; Tenant will not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor will Tenant use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without prior written consent of Landlord.

30.	Sidewalks, entrances, passages, courts, corridors, halls elevators and stairways in and about the Premises will not be obstructed.

31.	Except with the prior approval of Landlord, all cleaning, repairing, janitorial, decorating, painting or other services of work in and about the Premises will be done only by authorized Building personnel. All work done by outside vendors or contractors must be approved by Landlord in writing and said vendors or contractors must comply with Landlord’s insurance requirements that must be on file before the work commences.

32.	Tenant will not overload the safe capacity of the electricity wiring of the Building and the Premises or exceed the capacity of the feeders to the Building or risers.

33.	Tenant will not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced will be audible or vibrations therefrom will be detectable beyond the Premises.

34.	Tenant will at all times maintain the window blinds in the lowered position at their discretion, though Tenant may keep the louvers open.

35.	Landlord may require that all guests, visitors and vendors who enter or leave the Building identify themselves to security guards by registration or otherwise. Landlord, however will have no responsibility or liability for any theft, robbery or other crime in the Building. Tenant will assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

36.	Tenant will comply with all safety, fire, protection and evacuation procedures and regulations established by Landlord or any governmental agency and will cooperate and participate in all reasonable security and safety programs affecting the Building.

37.	No portion of the Premises will at any time be used or occupied as sleeping or lodging quarters.

38.	No live or fresh cut Christmas Trees are permitted on or about the Premises.

39.	The sidewalks, walks, entries, corridors, malls, concourses, ramps, and other Common Areas of the Property will not be obstructed or used by Tenant for any purpose other than ingress and egress to and from the Premises. Some uses that do not constitute an obstruction may be allowed with the prior consent of the Landlord.

40.	Initial move-in refuse from inventory, including but not limited to packing crates, will be removed at Tenant’s sole cost and expense. Any wet trash, including but not limited to food debris, is to be placed in plastic bags and tied before being placed in trash containers. All boxes are to be broken down before being placed inside the containers. Sidewalk containers are not for personal use. Tenant, or the employees of Tenant will not at any time place, leave or discard any rubbish, paper, articles or objects of any kind whatsoever outside the doors of the Premises or in the corridors or walks of the Property. In the event any item is left at the rear of the Premises or at the base of a refuse container and it can be determined to which tenant it belongs, Landlord has the right to charge that tenant the cost to have it removed. Unless a container is marked by a tenant paying individually and separately for trash collection, containers are for all tenants and do not belong to any one tenant. The exterior areas immediately adjoining the Premises will be kept clean and free from dirt and rubbish by Tenant and its employees, and Tenant will not place or permit any obstructions or merchandise in such areas. No debris will be swept or removed from the Premises onto sidewalks or other Common Areas.

41.	All services requests are to be reported promptly and directly to Landlord’s designated agent during normal office hours, excepting emergencies which will be reported as soon as practicable.

42.	Tenant will at all times keep the Premises neat and orderly.

43.	Landlord will have the right to designate and restrict the areas available within the Property for the parking of vehicles by Tenant, its employees, agents, visitors and invitees.

44.	Except as provided in the Lease, no tenant will perform construction, remodeling and/or renovation projects to its premises without the prior written consent of Landlord.

45.	Tenant will not use or permit any portion of the Premises to be used for any use other than those specifically granted in the Lease.

46.	Tenant will be responsible for the compliance with these Rules and Regulations by the employees, agents, customers and invitees of Tenant.

47.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants. This will not prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Buildings.

48.	In the event of any conflict between the terms of these rules and regulations and the express provisions of Tenant’s Lease, the express, applicable provisions of the Lease will control.

49.	Landlord reserves the right, without the approval of Tenant, to add new rules and regulations, and to waive, rescind, add to and amend any rules or regulations with respect to any tenant or tenants, as Landlord in its sole judgment will from time to time find necessary or appropriate in order to provide for the safety, protection, care and cleanliness of the Property, the operation thereof, the preservation of good order therein, and the protection and comfort of tenants and their employees, agents, customers and invitees, which rules and regulations, when made and written notice thereof is given to Tenant, will be binding upon it in like manner as if originally herein prescribed, except to the extent such additional rules or regulations conflict with the express provisions of this Lease. The amendment or waiver by Landlord of any rules or regulations for the benefit of any particular tenant of the Property will not be construed as a waiver of such rules and regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such rules and regulations against any or all of the tenants in the Property.

EXHIBIT “G”

BUILDING SECURITY

EXHIBIT “H”

STORAGE SPACE